Exhibit 10.1

Published CUSIP Number: 29256UAB9

CREDIT AGREEMENT

by and among

ENCORE WIRE LIMITED

as Borrower,

BANK OF AMERICA, N.A., as Agent,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent and a Lender

and

The Other Lenders Party Thereto

Dated as of August 27, 2004

BANC OF AMERICA SECURITIES LLC,
as Sole Lead Arranger and Sole Book Manager

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS	1
ARTICLE II. REVOLVING CREDIT FACILITY	13
2.1 Loans	13
2.2 Interest	13
2.3 Repayment and Line Termination	13
2.4 Mandatory Interim Principal Payments	14
2.5 Borrowing Procedure	14
2.6 Purpose and Use of Funds	14
2.7 Borrowing Base	14
2.8 Commitment Fee	14
2.9 Reduction of Credit Limit	15
2.10 Letters of Credit	15
2.11 Continuing Representations	23
2.12 Increase in Commitments	23
ARTICLE III. INTEREST	24
3.1 Interest	24
3.1.1 Applicable Rate	25
3.1.2 Election of Eurodollar Rate Loan	25
3.1.3 Interest Payment Dates	25
3.2 Compensation for Losses	26
3.3 Inability to Determine Rates	26
3.4 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans	26
3.5 Matters Applicable to all Requests for Compensation	27
3.6 Illegality	27
3.7 Definitions	28
3.8 Computation of Interest and Fees	30
ARTICLE IV. PAYMENT	30
4.1 Method of Payment	30
4.2 Pro Rata Treatment	30
4.3 Sharing of Payments, Etc	31
4.4 Non-Receipt of Funds by Agent	31
4.5 Return of Funds	32
4.6 Withholding Taxes	32
4.7 Withholding Tax Exemption	33
ARTICLE V. CONDITIONS	34
5.1 Items to be Delivered by Borrower	34
5.2 Loans and Letters of Credit Under Facility	36

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ARTICLE VI. REPRESENTATIONS AND WARRANTIES	36
6.1 Corporate Name; Trade Names	36
6.2 Chief Executive Office	36
6.3 Partnership and Corporate Existence	36
6.4 Partnership and Corporate Power and Authority; Validity	36
6.5 No Conflicting Agreements; No Consents	36
6.6 Share Ownership of Parent	37
6.7 EWC GP, EWC LP and Aviation	37
6.8 Ownership of Borrower	37
6.9 Location of Books and Records	37
6.10 Receivables, Inventory Free and Clear	37
6.11 Financial Statements	37
6.12 Litigation	38
6.13 Compliance with Laws	38
6.14 Judgments	38
6.15 Taxes	38
6.16 Title to Property	38
6.17 Consents	38
6.18 Full Disclosure	38
6.19 Solvency	38
6.20 Employee Relations	39
6.21 Employee Benefit Plan	39
6.22 Environmental Matters	39
6.23 Representations and Warranties Cumulative	40
6.24 No Default	40
6.25 Insurance	40
6.26 Margin Regulations; Investment Company Act; Public Utility Company Act	40
ARTICLE VII. COVENANTS	40
7.1 Compliance Certificate	40
7.2 Authority	41
7.3 Books and Records; Inspection	41
7.3.1 Books and Records	41
7.3.2 Inspection	41
7.4 Existence and Maintenance of Properties	41
7.5 Annual Financial Statements	41
7.6 Interim Financial Statements	42
7.7 SEC Filings	42
7.8 Borrowing Base Reports	42
7.9 Aging Reports	43
7.10 Use of Proceeds	43
7.11 Notification of Contingent Liabilities	44
7.12 Notification of Material Changes	44
7.13 Notification Regarding Default	44
7.14 Payment of Taxes and Other Obligations	44

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7.15 Compliance with Laws	45
7.16 Compliance with Agreements	45
7.17 Fees, Costs and Expenses	45
7.18 Subordination Agreements	45
7.19 Change of Fiscal Year	45
7.20 Employee Benefit Plans	45
7.21 Financial Covenants	46
7.22 No Liens; Inventory	47
7.23 Insurance	48
7.24 Sale of Assets	48
7.25 Dissolution; Liquidation; Merger	48
7.26 Limitation on Indebtedness	48
7.27 Limitation on Contingent Liabilities	49
7.28 Change in Business	49
7.29 Change in Management	49
7.30 Dividends, Distributions, Redemptions	49
7.31 Burdensome Agreements	50
7.32 Bonuses, Consulting Fees to Shareholders and Directors	50
7.33 Loans to Employees	50
7.34 Transactions with Affiliates	51
7.35 Acquisitions	51
7.36 Limitation on Investments	51
7.37 Prepayments	51
7.38 Amendments to Private Placement Debt	51
7.39 Further Assurances	51
7.40 Covenants Cumulative	52
ARTICLE VIII. EVENT OF DEFAULT	52
8.1 Event of Default	52
ARTICLE IX. REMEDIES	54
9.1 Refusal of Funding	54
9.2 Remedies	54
9.3 Enforcement Costs; Application of Proceeds	54
9.4 Waiver of Notices	55
9.5 Setoff	55
9.6 Performance by Agent and/or Lenders	55
9.7 Non-waiver	55
9.8 Application of Payments	55
ARTICLE X. AGENT	56
10.1 Appointment and Authorization of Administrative Agent	56
10.2 Delegation of Duties	57
10.3 Liability of Administrative Agent	57
10.4 Reliance by Administrative Agent	57
10.5 Notice of Default	58
10.6 Credit Decision; Disclosure of Information by Administrative Agent	58

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10.7 Indemnification of Administrative Agent	59
10.8 Agent in its Individual Capacity	59
10.9 Successor Administrative Agent	60
10.10 Agent May File Proofs of Claim	60
10.11 Syndication Agent	61
ARTICLE XI. MISCELLANEOUS	61
11.1 Effective Date; Termination	61
11.2 Notices Other Communications; Facsimile Copies	61
11.3 Use of Proceeds	62
11.4 Lender’s Records; Account Statements	62
11.5 Indemnity	63
11.6 Non-applicability of Chapter 346 of Texas Finance Code	64
11.7 Judgment Interest	64
11.8 Interest Limitation	64
11.9 Successors and Assigns	65
11.10 Continuing Rights of Agent and Lenders in respect of Obligations	67
11.11 Fees, Costs and Expenses	68
11.12 Acceptance and Performance	68
11.13 Obligations	68
11.14 WAIVER OF TRIAL BY JURY	68
11.15 Copies Valid as Financing Statements	68
11.16 Governing Law	69
11.17 ENTIRE AGREEMENT	69
11.18 Amendments	69
11.19 Accounting Terms	69
11.20 Exhibits	70
11.21 Cumulative Rights	70
11.22 Severability	70
11.23 Multiple Counterparts	70
11.24 Survival	70
11.25 Intentionally Omitted	70
11.26 Confidentiality	70
11.27 Payments Set Aside	71
11.28 USA Patriot Act Notice	71

SCHEDULES AND EXHIBITS

6.7    Subsidiary Information
6.12   Pending Litigation
6.15   Tax Returns or Filings
11.2   Addresses for Notices

Exhibit A   Assignment and Assumption
Exhibit B   Form of Revolving Note
Exhibit C   Form of Guaranty

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CREDIT AGREEMENT

     This Credit Agreement dated as of August 27, 2004 is executed and entered into by and among ENCORE WIRE LIMITED, a Texas limited partnership ("Borrower"), BANK OF AMERICA, N.A. ("Bank of America") and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Wells Fargo"), in their individual capacities as "Lenders" (as such term is defined herein), and BANK OF AMERICA, N.A., as Administrative Agent.

RECITALS

     The Borrower has requested that the Lenders provide a revolving credit agreement, and the Lenders are willing to do so on the terms and conditions set forth herein.

     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I. DEFINITIONS

     The following definitions shall apply throughout this Agreement:

     1.1 “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Agent.

     1.2 “Affiliate” includes any Person (i) that directly or indirectly controls or is controlled by Borrower (including without limitation all Subsidiaries), or is under common control with Borrower, or (ii) that directly or indirectly owns or holds five percent (5%) or more of any class of Voting Stock of Borrower or (iii) five percent (5%) or more of the Voting Stock of which is directly or indirectly owned or held by Borrower or (iv) who is an officer, director or partner of Borrower.

     1.3 “Affiliate Subordination Agreement” means a subordination agreement respecting officers, directors, shareholders or Affiliates of Borrower as prescribed by paragraph 7.18.

     1.4 “Agent” or “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

     1.5 “Agent-Related Persons” means Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     1.6 “Aggregate Commitments” means the Commitments of all the Lenders. As of the Effective Date, the Aggregate Commitments is $85,000,000.

     1.7 “Agreement” means this Credit Agreement and all exhibits and schedules, and any extension, amendment or modification thereof.

     1.8 “Applicable Margin” means the following percentages per annum, based upon the Leverage Ratio:

		APPLICABLE	APPLICABLE
		MARGIN FOR	MARGIN FOR
	LEVERAGE	BASE RATE	EURODOLLAR	COMMITMENT
LEVEL	RATIO	LOANS	RATE LOANS	FEE
1	Less than or equal	0%	0.875%	0.200%
	to 1.50 to 1.0
2	Greater than 1.50	0%	1.125%	0.250%
	to 1.0 and less
	than or equal to
	2.25 to 1.0
3	Greater than 2.25	0%	1.250%	0.250%
	to 1.0 and less
	than or equal to
	3.00 to 1.0
4	Greater than 3.00	0.250%	1.750%	0.375%
	to 1.0

     The Applicable Margin shall be measured and determined according to the quarterly consolidated financial statements delivered to Agent under paragraph 7.6. Any adjustment in the Applicable Margin after the Effective Date shall be deemed effective as of the date the financial statements referred to in the immediately preceding sentence are due. The Applicable Margin in effect from the Closing Date until the first day following the receipt by the Agent of the quarterly consolidated financial statements referred to above for the quarter ending September 30, 2004 shall be determined based upon Pricing Level 1.

     1.9 “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     1.10 “Assignment and Assumption” means an Assignment and Assumption in substantially the form of Exhibit A hereto.

     1.11 “Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

     1.12 “Auto-Extension Letter of Credit” has the meaning specified in paragraph 2.10(b)(iii).

     1.13 “Availability” at any time means (i) the lesser of the Borrowing Base and the Aggregate Commitments, minus (ii) the aggregate principal amount owing under the Facility minus (iii) the L/C Obligations.

     1.14 “Aviation” means EWC Aviation, Inc., a Texas corporation.

     1.15 “Bank of America” means Bank of America, N.A., a national banking association, in its individual capacity as a Lender.

     1.16 “Base Rate” shall have the meaning specified in paragraph 3.7.

     1.17 “Base Rate Loan” shall have the meaning specified in paragraph 3.7.

     1.18 “Borrower” means Encore Wire Limited, a limited partnership organized under the laws of the State of Texas, whose chief executive office is located at 1410 Millwood Road, P.O. Box 1149, McKinney, Texas 75069-0545.

     1.19 “Borrowing Base” means the amount determined from time to time pursuant to paragraph 7.8 which is equal to eighty-five percent (85%) of the net amount of Eligible Accounts plus (ii) sixty-five percent (65%) of the net amount of Eligible Inventory.

     1.20 “Borrowing Base Report” means a Borrowing Base Report prescribed by paragraph 7.8.

     1.21 “Business Day” means any calendar day except Saturday, Sunday and those legal public holidays specified in 5 U.S.C. §6103(a), as may be amended from time to time.

     1.22 “Capital Expenditures” shall have the meaning specified in paragraph 7.21(b).

     1.23 “Cash Collateralize” shall have the meaning specified in paragraph 2.10(g).

     1.24 “Change of Control” means (i) the Parent shall cease to own, directly or indirectly, all of the capital ownership of EWC GP and EWC LP, (ii) EWC GP shall cease to be the sole general partner of the Borrower or (iii) EWC LP shall cease to be the sole limited partner of the Borrower.

     1.25 “Code” means the Uniform Commercial Code in effect in the State of Texas.

     1.26 “Compensation Period” shall have the meaning specified in paragraph 4.4(b).

     1.27 “Commitment” means, as to any Lender, the obligation of such Lender to make or continue Loans and incur or participate in L/C Obligations hereunder in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Lender on the signature pages of this Agreement under the heading “Commitment” or, if such Lender is a party to an Assignment and Acceptance, the amount of the “Commitment” set forth in the most recent Assignment and Acceptance of such Lender, as the same may be reduced or terminated pursuant to paragraph 2.9 or 9.2 or increased pursuant to paragraph 2.12.

     1.28 “Commitment Percentage” means, as to any Lender, the percentage equivalent of a fraction, the numerator of which is the amount of the outstanding Commitment of such Lender (or, if such Commitment has terminated or expired, the outstanding principal amount of the Loans and L/C Obligations of such Lender) and the denominator of which is the Aggregate

Commitments (or, if the Aggregate Commitments have terminated or expired, the aggregate outstanding principal amount of the Loans and L/C Obligations of all Lenders), as adjusted from time to time in accordance with paragraph 11.9.

     1.29 “Contract Term” means the period beginning on the Effective Date and continuing through August 27, 2009.

     1.30 “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     1.31 “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

     1.32 “Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

     1.33 “Default Rate” means (a) when used with respect to Obligations other than L/C Fees an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 3% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 3% per annum, and (b) when used with respect to L/C Fees, a rate equal to the interest rate otherwise applicable to such Letter of Credit plus 3% per annum, in all cases to the fullest extent permitted by applicable Laws.

     1.34 “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

     1.35 “Dollars” and “$” means lawful money of the United States of America.

     1.36 “EBITDA” shall have the meaning prescribed in paragraph 7.21(b).

     1.37 “Effective Date” means the effective date specified in the preamble of this Agreement.

     1.38 “Eligible Accounts” means the net amount of the accounts of Borrower which meet each of the following criteria: (a) payment terms are within Borrower’s ordinary course of business, and the account is aged less than one hundred twenty (120) days from the date of invoice and arose in the ordinary course of business from the bona fide sale of Inventory under an enforceable agreement, and such Inventory has been fully delivered thereunder; (b) the title of Borrower to the account is absolute and is not subject to any assignment, claim, lien or security interest; (c) the full amount shown on the books of Borrower and on the invoice evidencing the account, and on the Borrowing Base Report delivered to Agent, is owing to Borrower, and no partial payment has been made thereon, except as otherwise may be shown on such invoice and disclosed to Agent; (d) the account is not subject to any dispute, claim of reduction, counterclaim, set-off, recoupment or any claim for credits, allowances or adjustments by the account debtor, except for customary discounts allowed for prompt payment as may be noted on the invoice evidencing such account, or as has been disclosed to and approved by Agent; (e) the account is not an account that Agent in its sole discretion determines to be an unacceptable credit risk at the time of such determination; (f) the account debtor has not rejected, returned or refused to accept any Inventory relating to the transaction from which the account arose; (g) the account does not arise out of a contract or purchase order that, by its terms, forbids assignment, conditions assignment on consent by the account debtor or otherwise purports to make an assignment thereof conditional, void or unenforceable; and (h) Borrower has not received any notice and has no knowledge of the dissolution or termination of existence of any corporate account debtor, or the insolvency, business failure or the filing of a petition in bankruptcy by or against any account debtor. Notwithstanding the foregoing, the total amount at any time includable in Eligible Accounts with respect to any account debtor shall not exceed an amount equal to ten percent (10.0%) of the aggregate amount of all of Borrower’s accounts which otherwise meet all criteria for being Eligible Accounts (including those of such account debtor). Eligible Accounts shall not include any of the following: “contra accounts;” accounts subject to credit memos or accounts in connection with “C.O.D.” sales, “bill and hold” sales, guaranteed sales, consignment sales or other special billing arrangements; amounts, if any, excludable in respect of returned inventory; amounts owing by any Affiliate; all amounts owing by any account debtor with respect to which more than twenty five percent (25.0%) of its aggregate amount of accounts owing to Borrower is aged one hundred twenty (120) or more days from the date of invoice; all amounts owing by the United States or any state or local government (unless otherwise expressly agreed by Agent); amounts owing by any account debtor whose principal place of business is located outside the United States.

     1.39 “Eligible Assignees” shall have the meaning specified in paragraph 11.9(g).

     1.40 “Eligible Inventory” means copper raw material inventory and finished goods inventory owned by Borrower which is wire and cable inventory but unless otherwise agreed by Agent, does not in any event include (a) Inventory which is subject to any security interest, lien, encumbrance or claim by any Person, (b) Inventory acquired by Borrower other than in the ordinary course of business, and (c) Inventory which is damaged or obsolete or which otherwise is not in good saleable condition. Eligible Inventory shall be valued at the lesser of its cost or current market value, in a manner acceptable to Agent. Notwithstanding anything herein to the contrary, in no event shall work-in-progress be included in Eligible Inventory.

     1.41 “Environmental Damages” means all costs, judgments, good faith settlements, claims, damages, losses, penalties, fines, liabilities, encumbrances, liens, costs, and expenses, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, and any attorneys’ fees costs and expenses in connection therewith, which are incurred at any time as a result of the handling of Hazardous Materials, or the existence of conditions giving rise to a violation of Environmental Requirements resulting from Borrower’s activities, including without limitation (i) all costs incurred in connection with the investigation or remediation of Hazardous Materials or violations of Environmental Requirements which are necessary to comply with any Environmental Requirements, including, fees incurred for the services of attorneys, consultants, contractors, experts and laboratories, and all other costs incurred in the preparation of any feasibility studies or reports or the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration or monitoring work, (ii) damages for personal injury, injury to property or natural resources occurring on or off of affected real property, consequential damages, the cost of demolition and rebuilding of any improvements on real property, and interest and penalties, and (iii) liability to any third party or governmental agency to reimburse, indemnify or provide contribution to such person or agency.

     1.42 “Environmental Requirements” means all legislative, regulatory, administrative and common law requirements relating to the protection of human health and safety or the environment, including, without limitation, applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, judgments, orders, judicial opinions, approvals, authorizations, concessions, franchises, and similar items issued or promulgated by governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, any state or any political subdivisions.

     1.43 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with all regulations issued pursuant thereto.

     1.44 “ERISA Affiliate” means any Person which, together with Borrower, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the IRC.

     1.45 “Eurodollar Base Rate” has the meaning specified in paragraph 3.7.

     1.46 “Eurodollar Business Day” has the meaning specified in paragraph 3.7

     1.47 “Eurodollar Rate” has the meaning specified in paragraph 3.7.

     1.48 “Eurodollar Reserve Percentage” has the meaning specified in paragraph 3.7.

     1.49 “Eurodollar Rate Loan” has the meaning specified in paragraph 3.7.

     1.50 “Event of Default” shall have the meaning specified in paragraph 8.1.

     1.51 “EWC GP” means EWC GP Corp., a Delaware corporation and the sole general partner of Borrower.

     1.52 “EWC LP” means EWC LP Corp., a Delaware corporation and the sole limited partner of Borrower.

     1.53 “Facility” means the revolving credit facility established by this Agreement.

     1.54 “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the

Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for any day shall be the average rate (rounded upwards, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Agent.

     1.55 “Fiscal Quarter” means any of the following periods of three calendar months: (i) January through March, (ii) April through June, (iii) July through September or (iv) October through December, respectively.

     1.56 “Fixed Charge Ratio” shall have the meaning prescribed in paragraph 7.21(b).

     1.57 “FRB” means the Board of Governors of the Federal Reserve System of the United States.

     1.58 “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     1.59 “Funded Debt” shall have the meaning prescribed in paragraph 7.21(b).

     1.60 “Governmental Authority” means any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     1.61 “Guarantor(s)” means each of Parent, EWC GP, EWC LP, Aviation and each other Person which from time to time has guaranteed the Obligations or a part thereof.

     1.62 “Guaranty(ies)” means each guaranty agreement(s) executed by each Guarantor, substantially in the form Exhibit C hereto.

     1.63 “GAAP” means generally accepted accounting principles as promulgated by the American Institute of Certified Public Accountants, consistently applied). The requirement that such principles be consistently applied means that the accounting principles applied in a current period are comparable in all material respects to those applied in a preceding period.

     1.64 “Hazardous Materials” means any chemical substances, pollutants, contaminants, materials, or wastes, or combinations thereof, whether solid, liquid or gaseous in nature the presence of which requires or may require investigation or remediation under any federal, state or local statute, regulations, ordinance, order, action, policy or common law or which poses or threatens to pose a hazard to the health or safety of persons on or about real property affected by Borrower’s activities, including without limitation, material (i) which is or becomes defined as “hazardous waste,” “hazardous substance,” “pollutant or contaminant” under any Environmental Requirements, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. section 9601 et seq.) or the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.) or (ii) which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, urea formaldehyde from insulation, or radon gas.

     1.65 “Increase Closing Date” shall have the meaning specified in paragraph 2.12(b).

     1.66 “Indemnitees” shall have the meaning specified in paragraph 11.5.

     1.67 “Interest Payment Date” shall have the meaning specified in paragraph 3.7.

     1.68 “Interest Period” shall have the meaning specified in paragraph 3.7.

     1.69 “Inventory” means all of Borrower’s inventory now or hereafter owned or acquired, including raw materials, work in process, finished goods and all other goods held for sale or lease, wherever located. “Inventory” also includes returned inventory.

     1.70 “Issuing Bank” means Bank of America, Wells Fargo or such other Lender which is a commercial bank as Borrower and Administrative Agent may mutually designate from time to time which agrees to be the issuer of Letters of Credit, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

     1.71 “Issuer Documents” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the applicable Issuing Bank and Borrower or in favor of such Issuing Bank and relating to any such Letter of Credit.

     1.72 “IRC” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

     1.73 “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

     1.74 “Lender” and “Lenders” means each of Bank of America and Wells Fargo, in their individual capacities as lenders hereunder, and each other lending institution which may from time to time become a party hereto or any successor or assignee of any thereof.

     1.75 “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Agent.

     1.76 “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Commitment Percentage.

     1.77 “L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any Issuing Bank.

     1.78 “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Loan.

     1.79 “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

     1.80 “L/C Expiration Date” means the day that is thirty days prior to the last day of the Contract Term then in effect (or, if such day is not a Business Day, the next preceding Business Day).

     1.81 “L/C Fee” has the meaning specified in paragraph 2.10(i).

     1.82 “L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

     1.83 “L/C Sublimit” means an amount equal to $5,000,000. The L/C Sublimit is part of, and not in addition to, the Aggregate Commitments.

     1.84 “Letter of Credit” means any standby letter of credit issued by any Issuing Bank for the account of Borrower pursuant to this Agreement.

     1.85 “Leverage Ratio” shall have the meaning prescribed in paragraph 7.21(b).

     1.86 “Loan Documents” means this Agreement, the Revolving Notes, the Issuer Documents, the Guaranties and any other documents or agreements executed in connection therewith, and also includes any and all renewals, extensions, modifications or amendments of any of the foregoing.

     1.87 “Loan Party” means (a) Borrower, (b) Parent, and (c) any other Person who is or becomes a party to any agreement, document or instrument that guarantees or secures payment or performance of the Obligations or any part thereof.

     1.88 “Loans” means as specified in paragraph 2.1, and “Loan” means any of such Loans.

     1.89 “Material Adverse Effect” means (i) a materially adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of Borrower, individually, or Parent and Borrower, on a consolidated basis taken as a whole, (ii) a material impairment of the ability of any Loan Party to perform any obligations under the Loan Documents or (iii) a materially adverse effect on the rights and remedies of the Agent or the Lenders under the Loan Documents.

     1.90 “Maximum Rate” means the greater of (i) the “weekly ceiling” as defined in Section 303.003 of the Texas Finance Code, as amended, or (ii) the maximum rate of interest permitted from day to day by any other applicable state or federal law.

     1.91 “Non-Extension Notice Date” has the meaning specified in paragraph 2.10(b)(iii).

     1.92 “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

     1.93 “Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

     1.94 “Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of August 1, 2004, among Borrower, Parent and the purchasers party thereto, in the form in effect as of the date hereof.

     1.95 “Parent” means Encore Wire Corporation, a corporation organized under the laws of the State of Delaware, and the sole owner of EWC GP and EWC LP.

     1.96 “Parent Voting Stock” means sufficient shares of Parent (however designated) having ordinary voting power for the election of a majority of the members of its board of directors (not including shares having such power only in the event of a contingency).

     1.97 “Participant” shall have the meaning specified in paragraph 11.9(d).

     1.98 “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     1.99 “Permitted Encumbrances” shall mean any liens arising by statute for taxes not yet due and payable, and subject to paragraph 8.1, any of the following so long as the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings diligently conducted, reserve or other appropriate provision (if any) required by GAAP shall have been made, levy and execution thereon shall have been stayed and continue to be stayed, and provided that any of such encumbrances do not in the aggregate materially detract from the value of Borrower’s property, or materially impair the use thereof in the operation of its business: claims and liens for taxes due and payable; claims and liens upon, and defects of title to, personal property, including any attachment of personal property or other legal process prior to adjudication of a dispute on the merits; claims and liens of mechanics, materialmen, warehousemen, carriers, landlords, or other like liens; and adverse judgments on appeal.

     1.100 “Person” means any individual, corporation, joint venture, generator limited partnership, trust, unincorporated organization or governmental entity or agency.

     1.101 “Plan” means any (i) any “employee benefit plan,” as defined in Section 3(3) of ERISA, established or maintained by Borrower or any ERISA Affiliate now or during any of the preceding six years, and (ii) any other plan established or maintained now or during any of the preceding six years by Borrower or any ERISA Affiliate for its employees which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the IRC.

     1.102 “Principal Office” means the principal office of Agent in Dallas, Texas, presently located at 901 Main Street, 7th Floor, Dallas, Texas 75202, or such other address as Agent may from time to time notify Borrower and Lenders.

     1.103 “Private Placement Debt” means unsecured private placement indebtedness of the Borrower in an aggregate principal amount not to exceed $75,000,000 issued pursuant to (a) the terms and conditions set forth in that certain Note Purchase Agreement and (b) any other documentation containing terms and conditions substantially similar to the Note Purchase Agreement.

     1.104 “Prohibited Transaction” means any transaction described in Section 406 of ERISA which is not exempt under Section 408 of ERISA and any transaction described in Section 4975(c) of the IRC which is not exempt under Section 4974(c)(2) or Section 4975(d) of the IRC, or by the transitional rules of Section 414(c) and Section 2003(c) of ERISA.

     1.105 “Receivables” means all present and future accounts, chattel paper, contract rights, documents, instruments, deposit accounts, and general intangibles now or hereafter owned, held, or acquired by Borrower and includes, without limitation, all of the following: all of Borrower’s accounts receivable, including all rights to payment for goods sold or leased or for services rendered, whether or not earned by performance (and in any case where an account arises from the sale of goods, the interest of Borrower in such goods); lease receivables; license receivables; notes receivable; all other rights to receive payments of money from any Person; documents of title; warehouse receipts; Borrower’s right, title and interest under equipment leases; Borrower’s rights under any service, lease rental, consulting or similar agreements; trademarks, trade names and service marks; rights or claims under contracts; all tax refunds or claims for tax refunds; books of account, customer lists and other records relating in any way to any of the foregoing.

     1.106 “Reportable Event” means (i) any transaction described in Section 406 of ERISA or the regulations thereunder for which the 30-day notice is not waived by said regulations, (ii) a withdrawal from a plan described in Section 4063 or 4064 of ERISA, or (iii) a cessation of operations described in Section 4062(f) of ERISA.

     1.107 “Required Lenders” means, at any date of determination, (a) if there are only two Lenders, Lenders having 100% of the Aggregate Commitments (or, if the Commitment of each Lender to make Loans and the obligation of the Issuing Bank to make L/C Credit Extensions shall have terminated or expired, the Total Outstandings) and (b) if there are more than two Lenders, Lenders having in aggregate at least 66-2/3% of the Aggregate Commitments (or, if the Commitment of each Lender to make Loans and the obligation of the Issuing Bank to make L/C Credit Extensions shall have terminated or expired, the Total Outstandings); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

     1.108 “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

     1.109 “Revolving Notes” means the promissory notes executed by Borrower payable to the order of a Lender evidencing loans under the Facility, as provided in paragraph 2.1 and in the form attached hereto as Exhibit B, and includes any and all renewals, extensions, amendments or modifications thereof.

     1.110 “Subsidiaries” at any time means all subsidiary corporations of the Parent or Borrower, as the case may be, that would be appropriate for inclusion in either consolidating or consolidated financial statements of the Parent or Borrower, as the case may be, determined according to GAAP, and “Subsidiary” means any of such corporations.

     1.111 “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

     1.112 “Swap Obligations” means any and all obligations owed by any Loan Party to any Lender or any Affiliate in respect of a Swap Contract.

     1.113 “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

     1.114 “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

     1.115 “Tranche” shall have the meaning specified in paragraph 3.7.

     1.116 “Unreimbursed Amounts” shall have the meaning specified in paragraph 2.10(c)(i).

     1.117 “Unused Portion” means an amount equal to the result of (a) the Aggregate Commitments minus (b) the sum of (i) the outstanding Loans and (ii) the outstanding L/C Obligations.

     1.118 “Wells Fargo” means Wells Fargo Bank, National Association, in its individual capacity as a Lender.

     General terms. Unless expressly provided otherwise, any term which is defined by the Code shall have the same meaning, wherever used in this Agreement, as is prescribed by the Code.

ARTICLE II. REVOLVING CREDIT FACILITY

     2.1 Loans. Subject to and on the terms and conditions provided in this Agreement, each Lender hereby approves a revolving credit facility and severally agrees to make one or more loans to Borrower from time to time during the Contract Term in the aggregate amount up to such Lender’s Commitment Percentage times the Availability. Borrower may borrow and repay amounts from time to time under the Facility, subject in all respects to the terms of this Agreement. Loans from time to time made by Lenders to Borrower under the Facility, and all accrued interest thereon, shall be payable as provided in this Agreement and additionally evidenced by the Revolving Notes. Such loans are referred to herein individually as a “Loan” and collectively as the “Loans”.

     2.2 Interest. The unpaid principal from day to day outstanding under the Facility shall bear interest as provided in Article III.

     2.3 Repayment and Line Termination. Borrower shall make all payments with respect to the Loans to Agent for the account of the Lenders pursuant to the terms of payment as provided in Article IV. All unpaid principal and accrued interest under the Facility shall be payable as follows: Accrued interest shall be payable as provided in paragraph 3.1.3.; subject to Lender’s rights under Article IX, all unpaid principal borrowed under the Facility and all unpaid accrued interest thereon, and all other amounts payable hereunder relative to the Facility, shall be due and payable to Agent and/or Lenders in full, and the Facility shall terminate, on the last day of the Contract Term. To the extent that any accrued interest is not timely paid when due, Agent may at its option (but with no obligation to do so), debit the amount thereof to, and collect same from, any account maintained by Borrower with Agent, or add such amount to the unpaid principal due by Borrower under the Facility.

     2.4 Mandatory Interim Principal Payments. If at any time, from time to time, the Total Outstandings exceeds the Availability, Borrower shall make an immediate payment of principal under the Facility in an amount not less than the amount of such excess. All such amounts, if any, payable by Borrower shall be deemed to be payable on demand, and may be offset by Lenders against any amount owing by Lenders to Borrower, without prior notice to Borrower.

     2.5 Borrowing Procedure. Borrower shall give Agent written notice of each borrowing hereunder. Not later than 1:00 p.m. (Dallas, Texas time) on the date specified for each borrowing hereunder (which may be on the same day as Agent’s receipt of the written notice of borrowing with respect to Base Rate Loans and which shall be at least three (3) Business Days after Agent’s receipt of the written notice of borrowing with respect to Eurodollar Rate Loans), each Lender will make available the amount of the Loan to be made by it on such date to Agent, at the Principal Office, in immediately available funds, for the account of Borrower. The amount so received by Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower by wire transfer of immediately available funds to an account designated by Borrower no later than 2:00 p.m. (Dallas, Texas time) on such day.

     2.6 Purpose and Use of Funds. All amounts borrowed under the Facility shall be used by Borrower for (i) working capital and other general corporate purposes, (ii) the acquisition of equipment, in the ordinary course of Borrower’s business, and (iii) dividend of amounts to EWC GP and EWC LP, which shall in turn dividend such amounts to Parent for the purposes provided in paragraph 7.30.

     2.7 Borrowing Base. Any request for a Loan under the Facility which, if funded, would result in an aggregate amount outstanding under the Facility in excess of the Availability may be declined by Agent in its sole discretion without prior notice to Borrower.

     2.8 Commitment Fee. Subject in all respects to the provisions of paragraph 11.8, Borrower agrees to pay to Agent, for the account of each Lender (based upon their respective Commitment Percentages) a commitment fee equal to the Applicable Margin for the Commitment Fee times the Unused Portion (calculated on a daily basis for the applicable quarterly period or portion thereof), which shall be payable quarterly in arrears on the first day of each April, July, October and January during the term hereof and on the date of termination of the Facility.

     2.9 Reduction of Credit Limit. Borrower may reduce the amount of the Aggregate Commitments by any integral multiple of $1,000,000.00, effective not earlier than the expiration of five (5) Business Days prior written notice to Agent; provided, that (i) Borrower may not execute a reduction of the Aggregate Commitments more than one time during any Fiscal Quarter, (ii) Borrower shall not reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent payments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iii) if, after giving effect to any reduction of the Aggregate Commitments, the L/C Sublimit exceeds the amount of the Aggregate Commitments, such L/C Sublimit shall be automatically reduced by the amount of such excess and provided further, that the Aggregate Commitments may not be increased following any such reduction.

     2.10 Letters of Credit.

   (a) (i) Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the other Lenders set forth in this paragraph 2.10: (1) from time to time on any Business Day during the period from the Effective Date until the L/C Expiration Date, to issue Letters of Credit for the account of Borrower or its Subsidiaries, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Outstandings shall not exceed the Aggregate Commitments, (x) the Total Outstandings shall not exceed the Availability, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Commitment Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the L/C Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

   (ii) No Issuing Bank shall issue any Letter of Credit, if:

   (A) subject to paragraph 2.10(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

   (B) the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the Lenders have approved such expiry date.

   (iii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

   (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it;

   (B) the issuance of such Letter of Credit would violate any Laws or one or more policies of the applicable Issuing Bank;

   (C) except as otherwise agreed by Agent and the applicable Issuing Bank, such Letter of Credit is in an initial face amount less than $100,000;

   (D) such Letter of Credit is to be denominated in a currency other than Dollars;

   (E) a default of any Lender’s obligations to fund under paragraph 2.10(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the applicable Issuing Bank has entered into satisfactory arrangements with Borrower or such Lender to eliminate such Issuing Bank’s risk with respect to such Lender; or

   (F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after drawing thereunder.

   (iv) No Issuing Bank shall amend any Letter of Credit if the Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

   (v) No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

   (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letter of Credit.

   (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to an Issuing Bank (with a copy to Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of Borrower. Such L/C Application must be received by the applicable Issuing Bank and Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as such Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to such Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to such Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Issuing Bank may require. Additionally, Borrower shall furnish to the applicable Issuing Bank and Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Bank or Agent may require.

   (ii) Promptly after receipt of any L/C Application at the address set forth in paragraph 11.2 for receiving L/C Applications and related correspondence, the applicable Issuing Bank will confirm with Agent (by telephone or in writing) that Agent has received a copy of such L/C Application from Borrower and, if not, such Issuing Bank will provide Agent with a copy thereof. Unless such Issuing Bank has received written notice from any Lender, Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Letter of Credit.

   (iii) If Borrower so requests in any applicable L/C Application, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of paragraph 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in paragraph 5.2 is not then satisfied, and in each such case directing the applicable Issuing Bank not to permit such extension.

   (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to Borrower and Agent a true and complete copy of such Letter of Credit or amendment.

   (c) Drawings and Reimbursements; Funding of Participations.

   (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank who receives such notice shall notify Borrower and Agent thereof. Not later than 11:00 a.m. on the date of any payment by any Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse such Issuing Bank through Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse such Issuing Bank by such time, Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Commitment Percentage thereof. In such event, Borrower shall be deemed to have requested a borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in paragraph 5.2. Any notice given by an Issuing Bank or Agent pursuant to this paragraph 2.10(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

   (ii) Each Lender (including Lender acting as an Issuing Bank) shall upon any notice pursuant to paragraph 2.10(c)(i) make funds available to Agent for the account of the applicable Issuing Bank at the Principal Office in an amount equal to its Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Agent, whereupon, subject to the provisions of paragraph 2.10(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount. Agent shall remit the funds so received to such Issuing Bank.

   (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of Base Rate Loans because the conditions set forth in paragraph 5.2 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to Agent for the account of such Issuing Bank pursuant to paragraph 2.10(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this paragraph 2.10.

   (iv) Until each Lender funds its Loan or L/C Advance pursuant to this paragraph 2.10(c) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of such Issuing Bank.

   (v) Each Lender’s obligation to make Loans or L/C Advances to reimburse each Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this paragraph 2.10(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against an Issuing Bank, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this paragraph 2.10(c) is subject to the conditions set forth in paragraph 5.2. No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse an Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

   (vi) If any Lender fails to make available to Agent for the account of an Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this paragraph 2.10(c) by the time specified in paragraph 2.10(c)(ii), such Issuing Bank shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of such Issuing Bank submitted to any Lender (through Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

   (d) Repayment of Participations.

   (i) At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with paragraph 2.10(c), if Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Agent), Agent will distribute to such Lender its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by Agent.

   (ii) If any payment received by Agent for the account of an Issuing Bank pursuant to paragraph 2.10(c)(i) is required to be returned under any of the circumstances described in paragraph 11.27 (including pursuant to any settlement entered into by an Issuing Bank in its discretion), each Lender shall pay to Agent for the account of such Issuing Bank its Commitment Percentage thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

   (e) Obligations Absolute. The obligation of Borrower to reimburse an Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

   (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

   (ii) the existence of any claim, counterclaim, set-off, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

   (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

   (iv) any payment by any Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by any Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

   (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary of Borrower.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the applicable Issuing Bank. Borrower shall be conclusively deemed to have waived any such claim against each Issuing Bank and its correspondents unless such notice is given as aforesaid.

   (f) Role of Issuing Bank. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Issuing Bank, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Application. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Issuing Bank, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (v) of paragraph 2.10(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against an Issuing Bank, and an Issuing

Bank may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

   (g) Cash Collateral. Upon the request of Agent, (i) if any Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the L/C Expiration Date, as the case may be). Paragraph 9.2(c) sets forth certain additional requirements to deliver Cash Collateral hereunder. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to Agent, for the benefit of each Issuing Bank and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Agent and each Issuing Bank (which documents are hereby consented to by Lenders). Derivatives of such term have corresponding meanings. Borrower hereby grants to Agent, for the benefit of each Issuing Bank and Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

   (h) Applicability of ISP98. Unless otherwise expressly agreed by any Issuing Bank and Borrower when a Letter of Credit is issued the rules of the ISP shall apply to each Letter of Credit.

   (i) L/C Fees. Borrower shall pay to Agent for the account of each Lender in accordance with its Commitment Percentage a Letter of Credit fee (the “L/C Fee”) for each Letter of Credit equal to 1% per annum times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). L/C Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all L/C Fees shall accrue at the Default Rate.

   (j) Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. Borrower shall pay directly to the applicable Issuing Bank for its own account a fronting fee with respect to each Letter of Credit in an amount equal to 0.125% per annum, payable on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. In addition, Borrower shall pay directly to the applicable Issuing Bank for its own account the reasonable and customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such individual customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

   (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

   (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

     2.11 Continuing Representations. Except as may have been otherwise disclosed to Agent in writing, each request for a Loan under the Facility shall constitute a continuing representation that no event or condition that would be the subject of a required notice under paragraph 7.11 or paragraph 7.12 is in existence as of such time.

     2.12 Increase in Commitments.

     (a) Provided there exists no Default, upon notice to Agent (which shall promptly notify Lenders), Borrower may from time to time, request an increase in the Commitments by an amount (for all such requests) not exceeding $40,000,000. At the time of sending such notice, Borrower (in consultation with Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to Lender). Each Lender shall notify Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its pro rata share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. Agent shall notify Borrower and each Lender of Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase as a result of all or a portion of Lenders at such time not increasing their respective Commitments in an aggregate amount to the increased amount of Commitments requested by Borrower, Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to Agent and its counsel.

     (b) If the Aggregate Commitments are increased in accordance with this paragraph 2.12, Agent and Borrower shall determine the closing date (the “Increase Closing Date”) and the final allocation of such increase. Agent shall promptly notify Borrower and Lenders of the final allocation of such increase and the Increase Closing Date. As a condition precedent to such increase, Borrower shall deliver to Agent a certificate of Borrower and each Guarantor dated as of the Increase Closing Date (in sufficient copies for each Lender) signed by an officer of Borrower and each Guarantor (i) certifying and attaching the resolutions adopted by Borrower and each Guarantor approving or consenting to such increase, and (ii) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in ARTICLE VI and the other Loan Documents are true and correct on and as of such Increase Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default or Event of Default exists or would result therefrom. On the Increase Closing Date, each Lender shall, to the extent necessary, make a payment to Agent in an amount sufficient, upon the application of such payments by all Lenders to the reduction of outstanding Loans held by Lenders, to cause the principal amount of Loans outstanding made by each Lender to be in the amount of its pro rata share (after giving effect to the increase in the Commitments in accordance with this paragraph 2.12) of all outstanding Loans. Borrower hereby irrevocably authorizes each Lender to fund to Agent the payment required to be made pursuant to the immediately preceding sentence for application to the reduction of the outstanding Loans held by the other Lenders. If, as a result of the repayment of Loans provided for in this paragraph 2.12, any payment of Eurodollar Rate Loans occurs on a day which is not the last day of the applicable Interest Period, Borrower will pay to Agent for the benefit of any Lender holding a Eurodollar Rate Loan any loss or cost incurred by such Lender resulting therefrom in accordance with paragraph 3.2 to the extent a Eurodollar Rate Loan is paid on other than the last day of an Interest Period as a result thereof.

     (c) Upon the Increase Closing Date and the making of the payments described in paragraph 2.12(b), each new Lender and/or increasing Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided participation in all outstanding L/C Obligations in accordance with its Commitment Percentage.

     (d) This paragraph shall supersede any provisions in paragraph 4.2 or paragraph 11.18 to the contrary; provided that no Lender shall be obligated to increase its Commitment.

ARTICLE III. INTEREST

     3.1 Interest. The unpaid principal from day to day outstanding under the Facility shall bear interest as follows:

3.1.1 Applicable Rate.

   (a) Subject to any election by Borrower in respect of the Eurodollar Rate under paragraph 3.1.1(b), the unpaid principal from day to day outstanding under the Facility shall bear interest at the lesser of (i) the Base Rate plus the Applicable Margin or (ii) the Maximum Rate, provided, however that, subject to the provisions of paragraph 11.8, in the event that the Base Rate plus the Applicable Margin shall exceed the Maximum Rate at any time and thereafter the Base Rate plus the Applicable Margin shall be less than the Maximum Rate, the rate of interest applicable hereunder shall remain at the Maximum Rate until the aggregate accrued interest to date under the Facility equals the amount that would have accrued had the Base Rate plus the Applicable Margin at all times remained in effect.

   (b) Subject to limitation by the Maximum Rate and the terms and provisions of this Agreement, and in lieu of the rate otherwise applicable under paragraph 3.1.1(a), Borrower shall have the option to elect the Eurodollar Rate as being applicable during any Interest Period to any Tranche of the Facility, provided, that any such Tranche shall be in the minimum amount of $500,000.00, and no more than six (6) separate Tranches may exist in the aggregate at any one time.

   (c) Upon written notification to Borrower at any time when any Event of Default exists, the unpaid principal outstanding under the Facility shall bear interest at the Default Rate, beginning on the effective date specified in such written notice (which shall be on or after the date on which any such Event of Default shall have first occurred) and continuing thereafter for so long as any such Event of Default remains uncured or until Lender may agree otherwise, provided, that all past due principal and all past due accrued interest under the Facility shall automatically accrue interest at the Default Rate.

     3.1.2 Election of Eurodollar Rate Loan. Borrower may elect a Eurodollar Rate Loan at any time by written notice of election, in form satisfactory to Agent, delivered to Agent no later than 1:00 p.m. Dallas, Texas time on the second Eurodollar Business Day prior to the beginning of the Interest Period to which such Eurodollar Rate Loan shall be applicable, therein stating (i) the Eurodollar Rate Loan elected, (ii) the Interest Period selected, and the date such Interest Period is to begin, and (iii) the principal amount of the Tranche to be subject to such Eurodollar Rate Loan (which shall beat least $500,000.00). Any such written notice of election shall be irrevocable by Borrower. Any unpaid principal under the Facility with respect to which no timely election of an Eurodollar Rate Loan is made shall automatically be deemed to be subject to, and shall accrue interest at, the Base Rate as provided by paragraph 3.1.1(a).

     3.1.3 Interest Payment Dates. Accrued interest under the Facility shall be payable on each Interest Payment Date applicable thereto and at such other times as specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement under any Debtor Relief Law.

     3.2 Compensation for Losses. Prepayments of principal under the Facility shall be applied first in reduction of unpaid principal under the Base Rate Loan, and thereafter to any Eurodollar Rate Loan, as designated by Borrower (subject, however to paragraph 9.9). Upon demand of any Lender (with a copy to Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

   (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

   (b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by Borrower to Lenders under this paragraph 3.2, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

     3.3 Inability to Determine Rates. If Agent determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof for any reason that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) that the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain Eurodollar Rate Loans shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

     3.4 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans. (a) If any Lender determines that as a result of the introduction or phase-in of or any change in or in the interpretation of any Law after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) taxes, levies, duties, imposts, assessments or other charges (as to which paragraph 4.6 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the Eurodollar Rate), then from time to time upon demand of such Lender (with a copy of such demand to Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

   (b) If any Lender determines that the introduction or phase-in of any Law regarding capital adequacy or any change therein or in the interpretation thereof after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

     3.5 Matters Applicable to all Requests for Compensation. A certificate of Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Agent or such Lender may use any reasonable averaging and attribution methods.

     3.6 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to Borrower through Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under paragraph 3.2 in accordance with the terms thereof due to such prepayment or conversion. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

     3.7 Definitions. The following terms shall be defined as herein provided:

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Business Day” means any Business Day on which dealings in the United States Dollars are conducted in the London interbank market.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

   “Eurodollar Base Rate” means, for such Interest Period (rounded upwards, as necessary, to the nearest 1/100 of 1%) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the last day of the Contract Term and, if applicable, on the day the outstanding Obligations are due and payable pursuant to paragraph 9.3; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the last day of the Contract Term and, if applicable, on the day the outstanding Obligations are due and payable pursuant to paragraph 9.3.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its notice to the Agent; provided that:

   (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

   (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

   (iii) no Interest Period shall extend beyond the last day of the Contract Term.

“Tranche” means any portion of the Facility the principal amount of which is subject to the Eurodollar Rate designated as provided by paragraph 3.1.2, provided that no Tranche may exist with respect to any principal amount less than $500,000.00.

     3.8 Computation of Interest and Fees. All computations of interest for Base Rate Loans when Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Subject to paragraph 11.8, all other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to paragraph 4.1, bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

ARTICLE IV. PAYMENT

     4.1 Method of Payment. All payments of principal, interest, fees and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Agent at the Principal Office for the account of each Lender in Dollars and in immediately available funds, without setoff deduction or counterclaim, not later than 1:00 p.m. (Dallas, Texas time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Borrower shall, at the time of making each such payment, specify to Agent the sums payable by Borrower under this Agreement and the other Loan Documents to which such payment is to be applied (and in the event that Borrower fails to so specify, or if an Event of Default has occurred and is continuing, Agent may apply such payment to the Obligations in such order and manner as Agent may elect, subject to paragraph 4.2). Upon the occurrence and during the continuation of an Event of Default, all funds of Borrower or any Guarantor in the possession of Agent or any Lender, may be applied by Agent to the Obligations in such order and manner as Agent may elect, subject to paragraph 4.2. Each payment received by Agent under this Agreement or any other Loan Document for the account of a Lender shall be paid promptly to such Lender, in immediately available funds, for the account of such Lender. Whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and commitment fee, as the case may be.

     4.2 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) each Loan shall be made by the Lenders under paragraph 2.1, each payment of commitment fees under paragraph 2.8 shall be made for the account of the Lenders, and each termination or reduction of the Commitments under paragraph 2.9 shall be applied to the Commitments of the

Lenders, pro rata according to the respective unused Commitments; (b) the making, conversion and continuation of Loans of a particular type shall be made pro rata among the Lenders holding Loans of such type according to the amounts of their respective Commitments; (c) each payment and prepayment by Borrower of principal of or interest on Loans of a particular type shall be made to Agent for the account of the Lenders holding Loans of such type pro rata in accordance with the respective unpaid principal amounts of such Loans held by such Lenders; (d) Interest Periods for Loans of a particular type shall be allocated among the Lenders holding Loans of such type pro rata according to the respective principal amounts held by such Lenders; and (e) the Lenders (other than the applicable Issuing Bank) shall purchase participations in the Letters of Credit pro rata in accordance with their Commitment Percentages.

     4.3 Sharing of Payments, Etc. If a Lender shall obtain payment of any principal of or interest on any of the Obligations due to such Lender hereunder through the exercise of any right of setoff, banker’s lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Obligations held by the other Lenders in such amounts, and make such adjustments from time to time, as shall be equitable to the end that all of the Lenders shall share pro rata in accordance with the unpaid principal and interest on the Obligations then due to each of them. To such end, all of the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if all or any portion of such excess payment is thereafter rescinded or must otherwise be restored. Each of Borrower and each other Loan Party agrees, to the fullest extent it may effectively do so under applicable law, that any Lender so purchasing a participation in the Obligations by the other Lenders may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Obligations in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness, liability or obligation of Borrower or any other Loan Party.

     4.4 Non-Receipt of Funds by Agent. Unless Borrower or any Lender has notified Agent, prior to the date any payment is required to be made by it to Agent hereunder, that Borrower or such Lender, as the case may be, will not make such payment, Agent may assume that Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to Agent in immediately available funds, then:

   (a) if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by Agent to such Lender to the date such amount is repaid to Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and

   (b) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by Agent to

Borrower to the date such amount is recovered by Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to Agent, then such amount shall constitute such Lender’s Loan included in the applicable borrowing. If such Lender does not pay such amount forthwith upon Agent’s demand therefor, Agent may make a demand therefor upon Borrower, and Borrower shall pay such amount to Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

     A notice of Agent to any Lender or Borrower with respect to any amount owing under this paragraph 4.4 shall be conclusive, absent manifest error.

     4.5 Return of Funds. If any Lender makes available to Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article IV, and such funds are not made available to Borrower by Agent because the conditions to the applicable Loan or Letter of Credit set forth in Article V are not satisfied or waived in accordance with the terms hereof, Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

     4.6 Withholding Taxes.

   (a) All payments by Borrower of principal of and interest on the Loans and the L/C Obligations and of all fees and other amounts payable under the Loan Documents shall be made free and clear of, and without deduction by reason of, any present or future taxes, levies, duties, imposts, assessments or other charges levied or imposed by any Governmental Authority (other than taxes on the overall net income of any Lender). If any such taxes, levies, duties, imposts, assessments or other charges are so levied or imposed, Borrower will (i) make additional payments in such amounts so that every net payment of principal of and interest on the Loans and the L/C Obligations and of all other amounts payable by it under the Loan Documents, after withholding or deduction for or on account of any such present or future taxes, levies, duties, imposts, assessments or other charges (including any tax imposed on or measured by net income of a Lender attributable to payments made to or on behalf of a Lender pursuant to this paragraph 4.6 and any penalties or interest attributable to such payments), will not be less than the amount provided for herein or therein absent such withholding or deduction (provided that Borrower shall not have any obligation to pay such additional amounts to any Lender to the extent that such taxes, levies, duties, imposts, assessments or other charges are levied or imposed by reason of the failure of such Lender to comply with the provisions of paragraph 4.7), (ii) make such withholding or deduction and (iii) remit the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. Without limiting the generality of the foregoing, Borrower will, upon written request of any Lender, reimburse each such Lender for the amount of (A) such taxes, levies, duties, imports, assessments or other charges so levied or imposed by any

Governmental Authority and paid by such Lender as a result of payments made by Borrower under or with respect to the Loans other than such taxes, levies, duties, imports, assessments and other charges previously withheld or deducted by Borrower which have previously resulted in the payment of the required additional amount to such Lender, and (B) such taxes, levies, duties, assessments and other charges so levied or imposed with respect to any Lender reimbursement under the foregoing clause A, so that the net amount received by such Lender (net of payments made under or with respect to the Loans and the L/C Obligations) after such reimbursement will not be less than the net amount such Lender would have received if such taxes, levies, duties, assessments and other charges on such reimbursement had not been levied or imposed. Borrower shall furnish promptly to Agent for distribution to each affected Lender, as the case may be, upon request of such Lender, official receipts evidencing any such payment, withholding or reduction.

   (b) Borrower will indemnify Agent and each Lender (without duplication) against, and reimburse Agent and each Lender for, all present and future taxes, levies, duties, imposts, assessments or other charges (including interest and penalties) levied or collected (whether or not legally or correctly imposed, assessed, levied or collected), excluding, however, any taxes imposed on the overall net income of Agent or such Lender or any lending office of Agent or such Lender by any jurisdiction in which Agent or such Lender or any such lending office is located, on or in respect of this Agreement, any of the Loan Documents or the Obligations or any portion thereof (the “reimbursable taxes”). Any such indemnification shall be on an after-tax basis, taking into account any such reimbursable taxes imposed on the amounts paid as indemnity. Payment under this paragraph 4.6(b) shall be made within 30 days after the date Lender or Agent makes demand therefor.

   (c) Without prejudice to the survival of any other term or provision of this Agreement, the obligations of Borrower under this paragraph 4.6 shall survive the payment of the Loans and the other Obligations and termination of the Commitments.

     4.7 Withholding Tax Exemption. Each Lender that is not incorporated or otherwise formed under the laws of the U.S. or a state thereof agrees that it will, prior to or on or about the Effective Date or the date upon which it becomes a party to this Agreement and if it is legally able to do so, deliver to Borrower and Agent two duly completed copies of U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, certifying in any case that such Lender is entitled to receive payments from Borrower under any Loan Document without deduction or withholding of any U.S. federal income taxes. Each Lender which so delivers a Form W-8BEN or W-8ECI further undertakes to deliver to Borrower and Agent two additional copies of such form (or a successor form) on or before the date such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrower or Agent, in each case certifying that such Lender is entitled to receive payments from Borrower under any Loan Document without deduction or withholding of any U.S. federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises Borrower and Agent that it is not capable of receiving such payments without any deduction or withholding of U.S. federal income tax.

ARTICLE V. CONDITIONS

     5.1 Items to be Delivered by Borrower. Prior to or simultaneously with execution and delivery hereof, Borrower shall deliver, or cause to be delivered, to Agent the following items:

   (a) Certificates of Limited Partnership, Limited Partnership Agreements, Articles of Incorporation and Certificates of Existence. A copy of the certificate of limited partnership and agreement of limited partnership, or articles of incorporation, and all amendments thereto, as appropriate, of Borrower and each Guarantor accompanied by the certificate of the appropriate official of their respective states of organization or incorporation, as appropriate, bearing a date no more than ten (10) days prior to the date hereof, to the effect that such copies, respectively, are correct and complete and that Borrower and each Guarantor, as the case may be, is a limited partnership or corporation, as appropriate, duly incorporated and validly existing in such state, and certified by the corporate secretary of the general partner of Borrower and of each Guarantor, as the case may be, dated the date hereof, as being correct and complete as of the date hereof.

   (b) Good Standing. Certification by the appropriate official of the state of incorporation of each Guarantor bearing a date no more than ten (10) days prior to the date hereof, to the effect that each Guarantor is in good standing with respect to payment of franchise and similar taxes, and certification by the Comptroller of Public Accounts of the State of Texas for each Guarantor which is required to be qualified to do business in the State of Texas bearing a date no more than thirty (30) days prior to the date hereof confirming that such Guarantor is duly qualified to transact business in the State of Texas and in good standing. Borrower represents that to the extent required by applicable law, Borrower and each Guarantor each is qualified or licensed to transact business in all jurisdictions in which operates or conducts business.

   (c) By-Laws. A copy of the bylaws, and all amendments thereto of each Guarantor, accompanied by certificates from their respective corporate secretary, dated the date hereof, to the effect that such copy is correct and complete as of the date hereof.

   (d) Incumbency. Certification of incumbency of all officers of each Guarantor (specifically including those of EWC GP in its capacity as general partner of Borrower), executed by the president or vice president and by the corporate secretary, as of the effective date hereof, certifying the name and signature of each such officer.

   (e) Resolutions. A copy of corporate resolutions of EWC GP as general partner of Borrower and of each other Guarantor approving this Agreement, authorizing the transactions contemplated hereby, and authorizing and directing a named officer or officers to sign and deliver all Loan Documents to be executed, duly adopted by its board of directors, accompanied by the certificate of the corporate secretary thereof, dated the date hereof, that such copy is a true and complete copy of resolutions duly adopted by such board of directors, and that such resolutions have not been amended, modified, or revoked in any respect and are in full force and effect as of the date hereof. Such resolutions shall be in form and substance satisfactory to Agent, and in the case of each Guarantor, shall include a bona fide finding by its board of directors that execution, delivery and performance of each Loan Document to which such Guarantor is a party is expected to directly and indirectly benefit such Guarantor.

   (f) Credit Agreement. This Agreement, duly executed.

   (g) Revolving Notes. The Revolving Notes to be delivered to all Lenders, duly executed.

   (h) Guaranties. The Guaranties, duly executed by each Guarantor.

   (i) Responsible Officer Certificate — Closing. A certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in paragraphs 5.2(c) and (d) have been satisfied, and (B) that there has been no event or circumstance since December 31, 2003 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

   (j) Insurance. Evidence of insurance in compliance with the requirements of paragraph 7.23.

   (k) Affiliate Subordination Agreements. All Affiliate Subordination Agreements, if any, required by Agent under paragraph 7.18.

   (l) Opinion of Borrower’s and Guarantors’ Counsel. An opinion of counsel for Borrower and each Guarantor, in form and substance satisfactory to Agent.

   (m) Fees. All fees required to be paid on or before the Effective Date shall have been paid.

   (n) Note Purchase Agreement. Agent shall have received the executed Note Purchase Agreement, the terms and conditions of which shall be reasonably satisfactory to Agent.

   (o) Other Documents. Such other items as Agent may reasonably request in order to perfect or protect its interests and rights under the Loan Documents.

     5.2 Loans and Letters of Credit Under Facility. As a condition to each Loan and L/C Credit Extension under the Facility, each of the following requirements must be satisfied in Agent’s discretion: (a) Borrower shall be current with respect to the delivery of Borrowing Base Reports and all items as required under paragraph 5.1, and the Borrowing Base must be confirmed by Agent, (b) the amount of Loans or Letter of Credit requested does not exceed the Availability as of the date of such Loans or Letter of Credit, (c) all representations and warranties contained in Article VI shall be true, correct and complete in all material respects except as supplemented pursuant to paragraph 7.12, and (d) no Default or Event of Default shall have occurred and be continuing, or shall result from such Loans or Letter of Credit, and no other event or condition which is reasonably expected to result in a Material Adverse Effect shall be in existence. Any request for Loans or a Letter of Credit under the Facility at a time when any of the foregoing requirements is not satisfied may be declined by Agent without prior notice.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

     Borrower hereby represents and warrants to Agent and the Lenders as follows:

     6.1 Corporate Name; Trade Names. Borrower is conducting, transacting, and carrying on its business under its corporate name as designated in paragraph 1.18, and under the name “Encore Wire,” and is not engaged in business under any other name.

     6.2 Chief Executive Office. Borrower’s chief executive office is located at the address specified for Borrower in paragraph 1.18.

     6.3 Partnership and Corporate Existence. Borrower is a limited partnership, validly existing under the laws of the State of Texas, and is duly qualified or licensed to transact business in all jurisdictions the laws of which require it to be so qualified or licensed. Each Guarantor is a corporation, duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified or licensed to transact business in all jurisdictions the laws of which require it to be so qualified or licensed.

     6.4 Partnership and Corporate Power and Authority; Validity. Borrower possesses all requisite partnership power and authority to own, lease and operate its properties and to carry on its business and to execute, deliver, and comply with the Loan Documents to which it is a party. Each Guarantor possesses all requisite corporate power and authority to own, lease and operate its properties and to carry on its business and to execute, deliver, and comply with the Loan Documents to which it is a party. Each of the Loan Documents has been duly authorized by all necessary partnership and/or corporate action, as appropriate, and has been duly executed and delivered by Borrower and each Guarantor, as appropriate, and evidences valid and binding obligations of Borrower and each Guarantor, as appropriate, enforceable such Persons in accordance with its respective terms.

     6.5 No Conflicting Agreements; No Consents. The execution, delivery and performance of the Loan Documents will not violate its certificate of limited partnership or its limited partnership agreement or the articles of incorporation or bylaws of any Guarantor, nor constitute a default under, or result in a breach of, any contract, agreement, or other instrument to which any such Person is a party or which is applicable to any such Person’s property. No consents, licenses or approvals not already obtained are required in connection with the execution, delivery and performance by Borrower or any Guarantor, or the validity against Borrower or any Guarantor, of the Loan Documents to which it is a party.

     6.6 Share Ownership of Parent. Each of the Parent’s outstanding shares has been duly and validly issued and is fully paid and nonassessable. There are no subscriptions, options to purchase, conversion or exchange rights, warrants or other agreements, claims or commitments of any nature obligating Parent to issue, transfer, deliver or sell additional shares of its capital stock, other than as previously disclosed to Agent in writing.

     6.7 EWC GP, EWC LP and Aviation. Schedule 6.7 is a true and correct copy of the following with respect to each of EWC GP, EWC LP and Aviation: (i) jurisdiction of incorporation, (ii) number of shares of stock of each class authorized, (iii) the number of shares of each class of stock outstanding and (iv) the ownership, the number, and the percentage, of each such class of outstanding shares owned. Parent has no Subsidiaries other than Borrower, EWC GP, EWC LP and Aviation. All outstanding shares of stock of each of EWC GP, EWC LP and Aviation have been validly issued and are fully paid and non-assessable, and all such shares are owned by Parent free and clear of any lien, pledge, security interest or other encumbrance.

     6.8 Ownership of Borrower. EWC GP owns a one percent (1%) general partnership interest in Borrower and is the sole general partner of Borrower; and, EWC LP owns a ninety-nine percent (99%) limited partnership interest in Borrower and is the sole limited partner of Borrower. Each of EWC GP and EWC LP owns its partnership interest in Borrower free and clear of any lien, pledge, security interest or other encumbrance.

     6.9 Location of Books and Records. All of its books and records are located at Borrower’s chief executive office designated in paragraph 1.18, and at such other locations where Inventory is maintained. Borrower agrees that it will notify Agent if it maintains such books and records at any other location, and will provide Agent, upon request, with a report of the location of its Inventory, which report shall be delivered to Agent within fifteen (15) days after such request.

     6.10 Receivables, Inventory Free and Clear. No security interests, liens or other encumbrances exist with respect to any of the Receivables or Inventory, except for Permitted Encumbrances.

     6.11 Financial Statements. Borrower has delivered to Agent financial statements respecting its financial condition and operations for Agent’s review and reliance in connection with approving the Facility. All of such financial statements were prepared in accordance with GAAP, and are correct and complete, and fairly present the financial condition of Borrower on the respective dates thereof and the results of its operations for the respective periods then ended. There has been no material adverse change in the business, properties or financial condition of Borrower since the dates of such financial statements, respectively.

     6.12 Litigation. Other than as disclosed to Agent in Schedule 6.12, neither Borrower nor any Guarantor is a party to any pending lawsuits or proceedings before or by any state or federal court or governmental agency or instrumentality, and is not aware of any threatened or potential lawsuits, proceedings, claims, or investigations with respect to such Persons that could reasonably be expected, if adversely determined, to have a Material Adverse Effect.

     6.13 Compliance with Laws. Neither Borrower nor any Guarantor is in violation of any laws, regulations and orders in any respect which will result in or cause, or reasonably would be expected to result in or cause, a Material Adverse Effect.

     6.14 Judgments. There are no outstanding or unpaid judgments against Borrower or any Guarantor.

     6.15 Taxes. Except as set forth in Schedule 6.15, all tax returns or filings required to be filed by Borrower and each Guarantor have been filed and all taxes imposed upon Borrower and each Guarantor which are due and payable have been paid.

     6.16 Title to Property. Borrower has good and marketable title to all property reflected in the financial statements previously delivered to Agent or purported to have been acquired since such date, except property sold or otherwise disposed of subsequent to such date in the ordinary course of business. Borrower possesses all patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, and copyrights which are required to conduct its business as now conducted without any known infringement or conflict by or against the rights of any Person. All such property is owned by Borrower free and clear of any lien, pledge, security interest or other encumbrance except for Permitted Encumbrances and liens for indebtedness permitted by paragraph 7.22.

     6.17 Consents. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution, delivery and performance of the Loan Documents. Borrower and each Guarantor has all required governmental permits and licenses, if any, on account of its operations and activities and is in full compliance with the terms and conditions thereof, and all such permits and licenses are in full force and effect.

     6.18 Full Disclosure. Borrower has disclosed to Agent all material facts known to Borrower concerning its and each Guarantor’s financial condition and business operations. All information furnished by Borrower to Agent was true and complete at the time of delivery thereof to Agent, and there has been no material change in any such information except as may have been disclosed by Borrower to Agent in writing. There is no fact known to Borrower which would be reasonably expected to result in a Material Adverse Effect during the term of this Agreement.

     6.19 Solvency. (i) the fair saleable value of all assets of Borrower and its Subsidiaries exceeds the amount of all of Borrower’s and its Subsidiaries’ existing debts and liabilities (including contingent liabilities), (ii) the assets of Borrower and its Subsidiaries do not constitute an unreasonably small capital for the operation of Borrower’s and its Subsidiaries’ business as now conducted and as intended to be conducted, taking into account all known or projected capital requirements for such operations, (iii) neither Borrower nor any of its Subsidiaries intend to incur debts beyond their respective ability to pay as they mature, and (iv) Borrower’s and its Subsidiaries’ consolidated cash flow is sufficient to pay all existing debts and liabilities as they become due.

     6.20 Employee Relations. Borrower is not aware of any contemplated, threatened or pending strike, work stoppage or other labor dispute involving its employees or the employees of any Affiliate.

     6.21 Employee Benefit Plan. Neither Borrower nor any of its ERISA Affiliates, nor any Plan, is in material violation in form or in operation of any provision of ERISA or any other applicable state or federal law, including the requirements of the IRC. No Prohibited Transaction or Reportable Event has occurred with respect to any Plan which reasonably would be expected to result in a Material Adverse Effect. No notice of intent to terminate a Plan under Title IV of ERISA has been filed within the 24-month period preceding the date hereof, nor has any Plan been terminated under Section 4041(c) of ERISA since September 2, 1974. The PBGC has not instituted proceedings to terminate or appoint a trustee to administer a Plan, and no event has occurred and no condition exists which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan. Neither Borrower nor any ERISA Affiliate has incurred or expects to incur any withdrawal liability to any multiemployer plan within the meaning of Section 3 (37) or Section 3001(a)(3) of ERISA or Section 414 of the IRC. Neither Borrower nor any ERISA Affiliate has any obligation to provide medical benefits or coverage to any former employee other than as required under Section 4980B of the IRC or Part 6 of Title I of ERISA. Each Employee Benefit Plan subject to Section 4980B of the IRC has satisfied the applicable requirements of Section 4980B of the IRC. Each Plan meets the minimum funding requirements of IRC Section 412 and no waiver from the minimum funding requirements has been applied for or approved pursuant to Section 412(d) of the IRC. The reporting and disclosure requirements of each Plan have been timely and completely satisfied. Neither Borrower, any ERISA Affiliate nor any fiduciary of any Plan has engaged in conduct that would be a breach of any duty under Part 4, Subtitle B, Title I of ERISA. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Borrower or any ERISA Affiliate, threatened against, or with respect to, any Plan or its assets, if any. Each Plan which is a “welfare benefit plan,” as described in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued prior to such amendment. Termination of employment of any employee of Borrower or any ERISA Affiliate would not result in payments which, in the aggregate, would result in imposition of the sanctions imposed under Section 280G or Section 4999 of the IRC.

     6.22 Environmental Matters. To the best of Borrower’s knowledge: (a) all of Borrower’s activities and conduct of business related to the use and handling of Hazardous Materials, comply and have at all times complied in all material respects with all Environmental Requirements; (b) none of the Parent, the Borrower or their Subsidiaries, has received notice or other communication concerning any alleged violation of Environmental Requirements, whether or not corrected to the satisfaction of the appropriate authority, or notice or other communication concerning alleged liability for Environmental Damages, and there exists no writ, injunction, decree, order, judgment or lien, nor any lawsuit, claim, proceeding citation, directive, summons or investigation, pending or threatened, relating to the ownership, use, maintenance or operation of Borrower’s business or any associated real property, by any Person, or from alleged violation of Environmental Requirements; (c) Borrower has all permits and licenses required to be issued to it by any governmental authority on account of any or all of its activities, and is in compliance in all material respects with the terms and conditions of all such permits and licenses. No change in the facts or circumstances reported or assumed in the application for or granting of any such permits or licenses exists, and such permits and licenses are in full force and effect.

     6.23 Representations and Warranties Cumulative. The representations and warranties contained in this Article VI are in addition to all other representations and warranties provided in the Loan Documents.

     6.24 No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

     6.25 Insurance. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, after giving effect to any self-insurance compatible with the following standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.

     6.26 Margin Regulations; Investment Company Act; Public Utility Company Act.

     (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

     (b) None of (i) Borrower, (ii) any Person possessing, directly or indirectly, the power to direct or cause the direction of the management or policies of Borrower, or (iii) any Subsidiary (x) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (y) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

ARTICLE VII. COVENANTS

     Throughout the Contract Term and until payment and performance in full of the Obligations, Borrower agrees as follows (unless otherwise allowed by prior written consent of Agent):

     7.1 Compliance Certificate. Within forty-five (45) days following the end of each fiscal quarter, Borrower shall deliver to Agent a certificate signed by the president or chief financial officer of EWC GP in its capacity as the general partner of Borrower certifying to Agent that no event or condition that would be the subject of a required notice under paragraph 7.12 or paragraph 7.13 is in existence as of the date of such certificate. Such certificate shall be deemed to be a continuing representation and warranty pending any subsequent certification or notification by Borrower respecting its compliance or non-compliance with this Agreement, and Borrower acknowledges that Agent shall rely upon the same in making loans under the Facility.

     7.2 Authority. Immediately following any effective change thereof (and at such other times, from time to time, at the request of Agent) Borrower shall certify to Agent the names and signatures of all Persons authorized to execute and deliver Borrowing Base Reports to Agent and any other documentation contemplated by or relating to any of the Loan Documents.

     7.3 Books and Records; Inspection.

   7.3.1 Books and Records. Borrower shall keep and maintain proper, complete and consistent books of record and account respecting Borrower’s affairs and financial condition in accordance with GAAP consistently applied and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower.

   7.3.2 Inspection. Agent shall have the right without hindrance or delay to conduct field examinations to inspect, audit and copy Borrower’s books, records, journals, correspondence and other records and data relating to Borrower’s business and its properties. During normal business hours, Agent is authorized to discuss Borrower’s affairs with any Person, including without limitation employees of Borrower, as Agent may deem necessary in relation to Borrower’s financial condition or Agent’s rights under the Loan Documents. To the extent not prohibited under the terms of Borrower’s agreement with any credit reporting service, bureau or similar service, Agent shall have full access to all records available to Borrower from such credit reporting service, bureau or similar service and shall have the right to examine and make copies of any such records. Agent may exhibit a copy of this Agreement to such service and such service shall be entitled to rely on the provisions hereof in providing access to Agent as provided herein. If an Event of Default exists, the Agent may do any of the foregoing at the expense of the Borrower.

     7.4 Existence and Maintenance of Properties. Borrower and each Guarantor shall (a) preserve and maintain its partnership or corporate existence, as appropriate, and shall maintain its good standing and authority to transact business in all jurisdictions where necessary for the proper conduct of its business; (b) maintain all of its rights, permits, licenses, privileges and franchises necessary or desirable in the normal conduct of its business; (c) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (d) use the standard of care typical in the industry in the operation and maintenance of its facilities.

     7.5 Annual Financial Statements. Borrower shall deliver to Agent, as soon as practicable after the end of each fiscal year, and in any event within one hundred forty-five (145) days thereafter, its unqualified audited consolidated and consolidating balance sheet as of the end of such fiscal year, and its audited consolidated and consolidating statement of income and retained earnings and consolidated and consolidating statements of cash flow, in reasonable detail, prepared in accordance with GAAP and certified by an independent certified public accounting firm acceptable to Agent as fairly presenting Borrower’s financial condition and results of operations. Such financial statements shall be accompanied by a copy of the report to management delivered to Borrower by such accountants and also by a statement signed by the president or chief financial officer of EWC GP in its capacity as general partner of Borrower representing to Agent that such financial statements are true and complete and fairly present Borrower’s financial condition and results of operation, and that no event or condition that would be the subject of a required notice under paragraph 7.12 or paragraph 7.13 is in existence as of the date of delivery of such statements.

     7.6 Interim Financial Statements. Borrower shall deliver to Agent, as soon as practicable after the end of each Fiscal Quarter and in any event within forty-five (45) days thereafter, a consolidated and consolidating balance sheet as of the end of such quarter, and consolidated and consolidating income statement for such quarter and for the period from the beginning of the current fiscal year to the end of such quarter, in reasonable detail and prepared in accordance with GAAP. Such financial statements shall be accompanied by a statement signed by the president or chief financial officer of EWC GP in its capacity as general partner of Borrower representing to Agent that such financial statements are true and complete and fairly present Borrower’s financial condition and results of operations, and that no event or condition that would be the subject of a required notice under paragraph 7.12 or paragraph 7.13 is in existence as of the date of delivery of such statements.

     7.7 SEC Filings. Borrower shall deliver to Agent a correct and complete copy of (i) each Form 10-K Report of Parent filed with the Securities and Exchange Commission, which shall be delivered to Agent as soon as possible upon filing thereof and in any event within one hundred forty-five (145) days after the end of each fiscal year of Parent, (ii) each Form 10-Q Report of Parent filed with the Securities and Exchange Commission, which shall be delivered to Agent as soon as possible upon filing thereof and in any event within forty-five (45) days after the end of each fiscal quarter of Parent, (iii) each other filing from time to time to be made with the Securities and Exchange Commission, which shall be delivered to Agent as soon as possible upon filing thereof, and (iv) each IRS Form 8886 or any successor form, which shall be delivered to Agent promptly after the Borrower has notified the Agent of any intention by the Borrower to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

     7.8 Borrowing Base Reports. No later than the thirtieth (30th) day after the last day of each calendar quarter, and at such other times as Agent may request, Borrower shall execute and deliver to Agent, in form satisfactory to Agent and Borrower, a Borrowing Base Report setting forth a certification of Eligible Accounts and Eligible Inventory as of the last day of such calendar quarter and such other date as may be specified in such other Borrowing Base Reports Borrower may deliver to Agent, and calculation of the Borrowing Base. Each Borrowing Base Report shall include a reconciliation of the calculation of the Borrowing Base as certified in the most recent Borrowing Base Report delivered to Agent, and be accompanied by such documents and supporting information relating to Eligible Accounts and Eligible Inventory as Agent may request. Each Borrowing Base Report shall include a reconciliation of the calculation of the Borrowing Base as certified in the most recent Borrowing Base Report delivered to Agent, and be accompanied by such documents and supporting information relating to Eligible Accounts and Eligible Inventory as Agent may request. Borrower shall maintain, and shall furnish to Agent at Agent’s request, such supporting documents or copies as Agent may require including, but not limited to: a schedule of Eligible Accounts created, and Eligible Inventory purchased and received, since the previous Borrowing Base Report delivered to Agent; copies of invoices and supporting delivery or service records in connection therewith; a schedule of collections received; copies of credit memos or other advices of credit or reductions against amounts previously billed; and such other reports as Agent may request from time to time. If any of such records or reports are prepared by an accounting service or other agent, Borrower hereby authorizes such service or agent to deliver such records, reports and related documents to Agent. Agent may exhibit a copy of this Agreement to any such service or agent and such service or agent shall be entitled to rely on the provisions hereof in providing such documentation to Agent. Each Borrowing Base Report shall bear a signed statement by an authorized officer of EWC GP in its capacity as general partner of Borrower certifying the accuracy and completeness of all information included therein and shall incorporate therein by reference, as if fully set forth therein, all the terms and provisions hereof. The execution and delivery of a Borrowing Base Report shall in each instance constitute an agreement, representation and warranty by Borrower to Agent that: Borrower is the sole owner of Receivables and Inventory included therein free from any lien, security interest or encumbrance; each account included therein is in existence, unconditional and valid, and arose from a bona fide outright sale of Inventory by Borrower in the ordinary course of business, for liquidated amounts as set forth in the Borrowing Base Report, and such Inventory has been delivered or provided to the respective account debtors; no account included therein arose in connection with a contract or assignment which purports to make an assignment or security interest therein void or conditions such assignment or security interest on consent of the account debtor; no account is subject to any sale, assignment, claim or security interest of any character and Borrower will not make any sale or other assignment thereof or create any other security interest therein; no account is subject to any claim for credit, deduction, allowance, extension or adjustment, defense, dispute, setoff or counterclaim, except for discounts for early payment and volume purchases and credits for returns of merchandise; as allowed by Borrower in the ordinary course of business as previously disclosed to Agent and with respect to early payment discounts, as reflected on the face of the invoice evidencing such account; all Inventory reflected in such Borrowing Base Report is held for sale in the ordinary course of Borrower’s business, and no such Inventory is located at any location in breach of the requirements of this Agreement and no negotiable documents have been issued in respect of any such Inventory; no Inventory reflected in such Borrowing Base Report is returned Inventory subject to the restrictions of paragraph 7.22 unless otherwise disclosed to Agent in writing.

     7.9 Aging Reports. Contemporaneously with delivery of each Borrowing Base Report, and in any event within thirty (30) days after the end of each calendar quarter, Borrower shall furnish to Agent an analysis of amounts owing on all accounts included within the Receivables, showing an aging as follows: (i) those aged 60 days or less from date of invoice, (ii) those aged over 60 days, but less than 91 days, from date of invoice, (ii) those aged over 90 days, but less than 121 days, from date of invoice, and (iii) those aged over 120 days from date of invoice. Such analysis shall include a listing of the name and complete address of each account debtor and such other information as Agent may request.

     7.10 Use of Proceeds. All amounts borrowed under the Facility shall be used by Borrower in accordance with paragraph 2.6.

     7.11 Notification of Contingent Liabilities. Promptly upon receiving notice or otherwise becoming aware thereof, Borrower shall notify Agent of any pending or threatened lawsuit, claim, action, liability, investigation or proceeding against Parent or Borrower, or any other Person included in Parent’s or Borrower’s consolidated financial statements, that would be treated as a contingent liability under GAAP and is in an amount in excess of $100,000.00.

     7.12 Notification of Material Changes. Borrower will notify Agent in writing at least thirty (30) days prior to the occurrence of any of the following: (i) change of Borrower’s name, (ii) change of Borrower’s address or principal place of business, (iii) change of the location of Borrower’s books and records, (iv) the opening of any new place of business or the closing of any existing place of business (excluding any such places of business that result solely from arrangements made by Borrower with its sales representatives) in the ordinary course of business, (v) use of any trade name, fictitious name or other assumed name or (vi) any change in accounting policies or financial reporting practices by Parent or any Subsidiary other than standard changes required in accordance with GAAP. Borrower shall promptly notify Agent of any change in any other material fact or circumstance represented or warranted in any of the Loan Documents.

     7.13 Notification Regarding Default. Borrower shall immediately notify Agent in writing upon becoming aware of the existence of any condition or event which constitutes an Event of Default or any condition or event which, after notice or lapse of time, or both, would constitute an Event of Default, therein specifying the nature and period of existence thereof and what action Borrower is taking or proposes to take with respect to such condition or event. Borrower shall immediately notify Agent in writing if it knows, or reasonably expects, that an Event of Default will occur, therein specifying the nature of the anticipated Event of Default. Without limiting the foregoing, Borrower will also immediately notify Agent of any of the following: (i) the board of directors of EWC GP in its capacity as general partner of Borrower has authorized the filing by Borrower of a petition in bankruptcy, (ii) Borrower is aware that any covenant under this Agreement has been breached, or reasonably expects that any such covenant will be breached, (iii) Borrower is aware that any account debtor obligated on any Receivables pledge to Agent is in bankruptcy (provided, that no such notice shall be required with respect to any such account debtor (a) from whom the aggregate account balance owing to Borrower is less than ten percent (10%) of the total aggregate amount of Borrower’s accounts and (b) to whom Borrower’s aggregate sales during the preceding twelve (12) calendar months was less than ten percent (10%) of the total aggregate of all of Borrower’s sales during such period), and (iv) repossession or attempted repossession by any Person of any Inventory.

     7.14 Payment of Taxes and Other Obligations. Borrower and each Guarantor shall promptly pay, or cause to be paid, when due, any and all taxes except such taxes as may be contested in good faith by appropriate proceedings, provided, that adequate reserves shall be maintained as are appropriate according to GAAP. At Agent’s request pending resolution of any such contest and prior to the delinquency of such tax, Borrower and each Guarantor, as the case may be, shall furnish to Agent a cash reserve in the amount of the tax, together with a reasonable additional sum to pay all projected costs, interest and penalties in connection therewith, conditioned that such tax, together with the applicable interest, cost, and penalties, if any, be timely paid to the extent required upon resolution of such contest. Borrower agrees that it shall immediately notify Agent of the initiation of any such contest and advise Agent from time to time of the status thereof. Borrower and each Guarantor shall promptly pay any amounts adjudged to be due pursuant to any such contest, with all costs, penalties, and interest thereon, before such judgment becomes final or any writ or order is issued under which Borrower’s or such Guarantor’s property, or any portion thereof, may become subject to any lien or encumbrance.

     7.15 Compliance with Laws. Borrower and each Guarantor shall comply with all applicable laws, regulations and orders applicable to it or its property, a violation of which would reasonably be expected to result in a Material Adverse Effect. At Agent’s request, Borrower will provide Agent with evidence of Borrower’s or any Guarantor’s compliance with Environmental Requirements.

     7.16 Compliance with Agreements. Borrower shall comply in all material respects with all agreements, indentures, mortgages, or documents binding upon Borrower or affecting its property or business.

     7.17 Fees, Costs and Expenses. Borrower agrees to promptly pay upon demand all costs, fees and expenses as provided in paragraph 11.11.

     7.18 Subordination Agreements. At Agent’s request, all present and future obligations due by Borrower to Affiliates (excluding ordinary course items such as travel and expense reimbursements and other similar ordinary course items determined by agreement) shall be subordinate in right of payment and claim to the Obligations, pursuant to definitive subordination agreements executed by Borrower and such Affiliates in form satisfactory to Agent.

     7.19 Change of Fiscal Year. Borrower shall notify Agent at least ninety (90) days prior to the effective date of any change in its fiscal year.

     7.20 Employee Benefit Plans. Borrower shall timely deliver the following to Agent: (a) a copy of any notice of noncompliance received from the PBGC under Section 4041(b)(2)(c), within three (3) days after receipt of such notice; (b) a copy of any notice received by Borrower or any ERISA Affiliate, or the administrator of any Plan, that the PBGC has instituted proceedings to terminate such Plan or to appoint a trustee to administer such Plan, promptly upon receipt and in no event more than three (3) days after the receipt of such notice; (c) a copy of any notice received by Borrower or any ERISA Affiliate concerning the imposition of any withdrawal liability under Section 4202 of ERISA, within ten (10) days after receipt thereof by Borrower or such ERISA Affiliate; (d) a copy of any notification of intention to impose or assert withdrawal liability under ERISA against Borrower or any ERISA Affiliate, promptly upon receipt thereof and in any event within three (days) of receipt thereof; and (e) a copy of any notice from the Internal Revenue Service regarding revocation or investigation of possible revocation of the qualified status of any Plan under the IRC, promptly upon receipt thereof and in any event within three (3) days after receipt thereof. If requested by Agent, Borrower shall timely deliver the following to Agent: (f) a copy of all materials required to be filed with the PBGC with respect to any Reportable Event, within ten (10) days after the earlier of the filing or the occurrence thereof; (g) a copy of any notice sent by Borrower to participants of a Plan of Borrower’s intent to terminate such Plan, no later than the date such notice is required to be provided to participants under Section 4041(a)(2) of ERISA; (h) a copy of each annual and other report with respect to each Plan or any trustee created thereunder, promptly after the filing thereof with the United States Secretary of Labor or the PBGC; and (i) such additional information concerning any of Borrower’s Employee Benefit Plans as may be requested by Agent. Borrower shall make prompt payment of all contributions required under all Plans to the extent required to meet the minimum funding standard set forth in ERISA with respect to such Plans, but shall reduce contributions or benefits if and to the extent necessary to avoid an Event of Default hereunder to the extent such reduction is not prohibited by applicable provisions of ERISA.

     7.21 Financial Covenants.

   (a) Borrower agrees that the following financial covenants must be maintained as set forth herein. Borrower’s compliance shall be measured as of the end of each Fiscal Quarter, unless the context provides otherwise.

1.	Fixed Charge Ratio. Fixed Charge Ratio shall not at any time be less than 3.50 to 1.00.

2.	Leverage Ratio. Leverage Ratio shall not at any time be more than 3.50 to 1.0.

3.	Leverage Ratio. Leverage Ratio for more than two consecutive Fiscal Quarters shall not exceed 3.00 to 1.00.

4.	Capital Expenditures. Capital Expenditures shall not exceed $25,000,000 during any fiscal year.

   (b) For purposes of measuring the financial covenants under this paragraph, the following definitions shall apply, each determined on a consolidated basis for Parent and the Subsidiaries according to GAAP.

1.	“Capital Expenditures” means all expenditures which are classified as capital expenditures according to GAAP.

2.	“Cash Taxes” means, for any period, all federal, state, local and foreign income taxes paid in cash during such period.

3.	“Current Maturities of Long-Term Indebtedness” means, for any period, the scheduled principal payments during such period in respect of indebtedness having a final maturity date of more than one year (excluding indebtedness under the Facility).

4.	“EBITDA” means an amount equal to the sum of the following, determined for the preceding four (4) completed Fiscal Quarters: (i) income before provision for income taxes plus (ii) all interest charges paid or accrued plus (iii) depreciation and amortization.

5.	“Fixed Charge Ratio” means the ratio of the following, determined for the preceding four (4) Fiscal Quarters: (a) the sum of EBITDA less Cash Taxes less Maintenance Capital Expenditures, (b) divided by the sum of Interest Expense plus Current Maturities of Long-Term Indebtedness plus cash dividends paid by the Parent to its shareholders.

6.	“Funded Debt” at any time means an amount equal to the aggregate principal amount outstanding at such time of indebtedness described in clauses (a), (c) and (e) of paragraph 7.26.

7.	“Interest Expense” means all interest charges paid or assumed, excluding capitalized interest, if any.

8.	“Leverage Ratio” means the ratio of the following: (a) Funded Debt as of the end of a Fiscal Quarter, (b) divided by EBITDA for the preceding four (4) Fiscal Quarters ending with such Fiscal Quarter.

9.	“Maintenance Capital Expenditures” means, for any period of four (4) Fiscal Quarters, an amount equal to $6,000,000.

     7.22 No Liens; Inventory. Borrower and each Guarantor covenants and agrees that (i) it will not grant, or suffer to exist, any security interest, lien or other encumbrance on any of its assets other than liens with respect to indebtedness permitted by paragraph 7.26(c) and Permitted Encumbrances and (ii) all such assets shall at all times be and remain free and clear of security interests, liens or other encumbrances other than Permitted Encumbrances. Borrower represents and warrants to Agent that all Inventory shall be held for sale in the ordinary course of Borrower’s business, and is and will be fit for such purpose. Borrower will keep the Inventory in good and marketable condition, at its own expense. All sales of Inventory shall be in accordance with applicable law. Borrower will maintain a perpetual inventory system for finished goods at all times. Borrower will conduct a physical count of the Inventory at least once per calendar year and at Agent’s request shall promptly supply Agent with a copy of such count. No negotiable documents have been issued in respect of any Inventory, and none shall be issued without prior written notice to Agent. No Inventory is held by Borrower on consignment or approval, or on a sale or return, bill-and-hold, guaranteed sale, repurchase or similar basis and, no Inventory has been sold or delivered to any Person on consignment or approval, or on a sale or return, bill-and-hold, guaranteed sale, repurchase or similar basis. Borrower will not acquire or accept any Inventory on consignment or approval, or on a sale or return, bill-and-hold, guaranteed sale, repurchase or similar basis without the prior written consent of Agent and Borrower will not sell any Inventory on consignment or approval, or on a sale or return, bill-and-hold, guaranteed sale, repurchase or similar basis without the prior written consent of Agent, provided that, this shall not preclude Borrower from holding at Borrower’s facilities raw materials and other goods owned by suppliers and other third parties (separately identified and segregated from the Inventory), in exchange for such consideration as Borrower deems to be adequate. Unless Agent agrees otherwise, all returned Inventory shall be segregated from all other Inventory, and shall not be reported as Eligible Inventory, unless and until Borrower demonstrates to Agent’s satisfaction that such returned Inventory is in saleable condition and meets all criteria for Eligible Inventory. Unless otherwise agreed by Agent, the amount of Borrower’s accounts relating to all returned Inventory shall be deemed excluded from Eligible Accounts. Except for sales in the ordinary course of business, Borrower will not deliver possession or control of any Inventory held at Borrower’s chief executive office to any Person without Agent’s prior written consent. At Agent’s request, Borrower will cause the landlord to execute and deliver to Agent a landlord’s waiver with respect to any leased locations where any Inventory will be located, thereby waiving any right to claim a landlord’s lien therein. Borrower shall immediately notify Agent upon receipt of any notice from any Person claiming past due rent, fees or other charges in respect of any Inventory.

     7.23 Insurance. Borrower shall keep and maintain adequate insurance with respect to its business and property, written by insurers acceptable to Agent (or, as to workers’ compensation or similar insurance, self-insurance authorized by the jurisdiction in which it operates). Such insurance shall be with respect to loss, damages, and liability of amounts not less than reasonably requested by Agent, and shall include, at minimum, extended coverage insurance, insurance against business interruption, insurance for workers compensation, and insurance for general premises liability, fire, theft, burglary, pilferage, loss in transit, casualty and all risk. Borrower will make timely payment of all premiums required to maintain such insurance in force. Borrower shall deliver copies of each insurance policy to Agent upon request. If Borrower fails to procure such insurance or to pay the premiums therefor when due, Agent shall have the right (but with no obligation) to make such payment, which amount Borrower shall pay to Agent on demand or, at Agent’s option (but with no obligation to do so) Agent may add such amount to the unpaid principal due by Borrower under the Facility, in which event such amount will be deemed paid and the aggregate amount thereof shall be treated as a loan under the Facility.

     7.24 Sale of Assets. Borrower will not sell or dispose of any assets other than the sale of Inventory, or disposal or replacement of equipment, in the ordinary course of business.

     7.25 Dissolution; Liquidation; Merger. Neither Borrower nor Parent shall dissolve or liquidate, or become a party to any merger or consolidation with any Person.

     7.26 Limitation on Indebtedness. Neither Borrower nor any Guarantor will be obligated, directly or indirectly, for borrowed money or otherwise under any promissory note, bond, indenture or similar instrument, other than (a) in favor of Agent and the Lenders hereunder, (b) trade indebtedness incurred in the normal and ordinary course of Borrower’s or such Guarantor’s business and not more than ninety (90) days past due, (c)(i) indebtedness of Borrower or any Guarantor under capitalized leases and (ii) purchase money indebtedness in connection with the purchase of equipment, if the payments required in respect of such capitalized leases and purchase money indebtedness do not exceed $2,100,000.00 in the aggregate during any 12-month period, (d) loans from Borrower to any of the Parent, EWC LP or EWC GP, the proceeds of which shall be used solely for reasonable operating expenses of Parent, EWC LP or EWC GP incurred in the ordinary course of business, provided, however, that the aggregate principal amount of such loans from Borrower to Parent, EWC LP or EWC GP shall at no time during any fiscal year exceed an amount equal to the difference between

$2,000,000 and the dividends permitted and actually paid during such fiscal year under paragraph 7.30(a), (e) the Private Placement Debt, so long as (i) there is no Default or Event of Default immediately before and, on a pro forma basis, after incurrence of such indebtedness and (ii) the aggregate amount of such indebtedness, including the amount to be issued, does not exceed 75% of net consolidated fixed assets of Parent at time of the incurrence of such indebtedness, and (f) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract with any Lender or any Affiliate of any Lender, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

     7.27 Limitation on Contingent Liabilities. Neither Borrower nor any Guarantor will be directly or indirectly liable in connection with the obligations of any Person, whether by guarantee, surety, endorsement (other than endorsement of negotiable instruments for collection in the ordinary course of business), agreement to purchase or repurchase, agreement to make investments, agreement to provide funds or maintain working capital, or any agreement to assure a credit against loss, other than (a) those in favor of Agent and the Lenders hereunder, and (b) indemnities by Borrower or any Guarantor of liabilities of directors and officers pursuant to provisions contained in Borrower’s partnership agreement or any Guarantor’s governance documents or otherwise permitted by applicable law and other contractual indemnities (such as contractual indemnifications in favor of customers) typically entered into in the normal course of business or in the course of the issuance and sale of securities.

     7.28 Change in Business. Borrower shall not discontinue, or make any material change in, its business as currently established, or enter any new or different line of business not directly related to Borrower’s existing line of business.

     7.29 Change in Management. There will be no change of the personnel performing the functions of Chairman of the Board and President and Chief Executive Officer of EWC GP as such positions are presently constituted.

     7.30 Dividends, Distributions, Redemptions. Borrower will not (i) declare, pay or issue any dividends or other distributions in respect of its partnership interests, (ii) distribute, reserve, secure or otherwise commit distributions in respect of its partnership interests or (iii) make any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of its partnership interests; provided, however, that if no Default or Event of Default exists or will result therefrom Borrower may make distributions to its shareholders (a) in the aggregate amount equal to or less than $2,000,000 per fiscal year, the proceeds of which shall be used solely for reasonable operating expenses of Parent, EWC LP and EWC GP incurred in the ordinary course of business or to repay intercompany loans permitted under paragraph 7.26(d), and (b) in addition to the distributions permitted under clause (a) of this paragraph, in an aggregate amount during any period of four (4) Fiscal Quarters not to exceed

25% of net income of Borrower during such period, it being agreed that such distributions shall be made to either EWC GP or EWC LP who shall then distribute such distributions to Parent, provided, further, that the proceeds of the distributions permitted under clause (b) above shall be used solely for dividends to the shareholders of the Parent and/or for repurchasing shares of Parent to be held as treasury shares.

     7.31 Burdensome Agreements. Borrower shall not, and shall not permit any Subsidiary to enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make dividends or other distributions to Borrower or any Guarantor or otherwise transfer property to Borrower or any Guarantor or (ii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Persons, provided, however, that this clause (ii) shall not prohibit any negative pledge incurred or provided (A) in favor of any holder of indebtedness permitted under paragraph 7.26(c) solely to the extent any negative pledge relates to property financed by or the subject of such indebtedness or, (B) as provided in the documents governing the Private Placement Debt, (C) relating to property existing at the time of the acquisition thereof, so long as the restriction or condition relates only to the property so acquired, (D) in connection with a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of indebtedness issued under an agreement referred to in clauses (A) through (C) above, so long as the restrictions and conditions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive that the restrictions and conditions contained in the original agreement, (E) constituting customary provisions restricting subletting or assignment of any leases of Borrower or any Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder, (F) constituting restrictions on the sale or other disposition of any property securing indebtedness as a result of a Lien on such property permitted hereunder, (G) constituting customary restrictions on cash, other deposits or assets imposed by customers and other persons under contract entered into in the ordinary course of business, (H) constituting any restriction or condition with respect to property under an agreement that has been entered into for the disposition of such property, provided that such disposition is otherwise permitted hereunder, or (I) constituting any restriction or condition with respect to property under a charter, lease or other agreement that has been entered into for the employment of such property; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, except as provided herein or in the documents governing the Private Placement Debt.

     7.32 Bonuses, Consulting Fees to Shareholders and Directors. Borrower will not declare or pay any bonus compensation, or pay any consulting fees, to any Affiliates in the aggregate for any calendar year in excess of ten percent (10%) of the prior year’s after-tax income.

     7.33 Loans to Employees. Except for usual and customary extensions of credit to customers of Borrower made in the ordinary course of its business, Borrower will not make any loans or advances to or for the benefit of any employee or any officer, director or shareholder of Borrower or its corporate general partner or any other Guarantor other than (i) usual expense allowances for employees in the ordinary course of business, and (ii) loans to employees (who are not executive officers or the equivalent or directors) in excess of an aggregate amount of $200,000 at any one time outstanding.

     7.34 Transactions with Affiliates. Borrower will not make any payment on any obligation owing to any Affiliate (excluding reasonable expense reimbursements in the ordinary course of business) unless specifically allowed under any Affiliate Subordination Agreement or otherwise allowed by Agent. Borrower will not enter into any transaction with an Affiliate except in the ordinary course of business on terms no less favorable to Borrower, nor more favorable to such Affiliate, than would be obtainable in a comparable arm’s length transaction with a Person who is not an Affiliate. Borrower will not enter into any transaction with an Affiliate unless such transaction is specifically approved by the board of directors of EWC GP in its capacity as general partner of Borrower as being an arm’s length transaction on terms no less favorable to Borrower, nor more favorable to such Affiliate, than would be obtainable in a comparable arm’s length transaction with a Person who is not an Affiliate.

     7.35 Acquisitions. Borrower shall not purchase or otherwise acquire assets from any Person outside the ordinary course of business of Borrower, except for Capital Expenditures permitted pursuant to paragraph 7.21(a).

     7.36 Limitation on Investments. Borrower shall not invest in or otherwise purchase or acquire the securities of any Person, except for ordinary course investments in securities of the United States and certificates of deposit issued by commercial banks organized in the United States which have assets in excess of $1,000,000,000.

     7.37 Prepayments. Neither Borrower nor any Guarantor shall prepay any Indebtedness if at the time of such proposed prepayment or after giving effect thereto any Default or Event of Default shall exist and be continuing.

     7.38 Amendments to Private Placement Debt. Borrower shall not change or permit any Subsidiary to change or amend or accept any waiver or consent with respect to, any document, instrument or agreement relating to the Private Placement Debt or the Note Purchase Agreement that would result in (a) an increase in the principal (above $75,000,000), interest, overdue interest, fees or other amounts payable in respect of the Private Placement Debt, provided however, that notwithstanding the foregoing, the restriction on the increase of interest set forth in clause (a) shall not prohibit the issuance of the Private Placement Debt after the date hereof with a market rate of interest for private placements of companies of similar size and similar credit quality, (b) an acceleration in any date fixed for payment or prepayment of principal, interest, fees or other amounts payable in respect of the Private Placement Debt (including, without limitation, as a result of any redemption) or (c) a change in any covenant, term or provision in the Private Placement Debt or the Note Purchase Agreement which would result in such term or provision being more restrictive than the terms of this Agreement and the other Loan Documents.

     7.39 Further Assurances. Parent and Borrower will, and Borrower will cause each Subsidiary to, execute and deliver such further documentation and take such further action as may be reasonably requested by the Agent to carry out the provisions and purposes of the Loan Documents.

     7.40 Covenants Cumulative. The covenants contained in this Article VII are in addition to all other covenants provided in the Loan Documents.

ARTICLE VIII. EVENT OF DEFAULT

     8.1 Event of Default. Each of the following shall constitute an Event of Default under this Agreement:

   (a) The failure to pay the outstanding principal, accrued interest, fees or other sums constituting a part of the Obligations, or any part thereof, when due in accordance with the terms of the Loan Documents;

   (b) Any violation, breach or default of any covenant, agreement or other obligation under this Agreement (not otherwise covered by paragraph 8.1(a)) or any of the Loan Documents and, in the case of any such violation, breach or default under paragraphs 7.1, 7.2, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11, 7.14, 7.17, 7.20 or 7.21, the same is not cured within ten (10) days after the occurrence thereof, and in the case of any such violation, breach or default under paragraphs 7.3.1, 7.4, 7.5, 7.12, 7.15, 7.16, 7.18 or 7.19, the same is not remedied within thirty (30) days after the occurrence thereof.

   (c) Any representation or warranty made by Borrower or any Guarantor in the Loan Documents was false in any material respect at the time when made;

   (d) The filing of any petition or proceeding by or against Borrower or any Guarantor under the United States Bankruptcy Code, as amended from time to time, or any other applicable state or federal law relating to bankruptcy reorganization or other relief for debtors, or the appointment of a conservator, receiver, trustee, or liquidator of all or a substantial part of the assets of Borrower or any Guarantor; provided that if any such petition, proceeding or appointment is filed or made without the consent of Borrower or any Guarantor, an Event of Default shall not occur unless such petition, proceeding or appointment shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days;

   (e) The use of any finds borrowed from any Lender under this Agreement for any purpose other than as provided in this Agreement;

   (f) Any violation, breach or default of any covenant, agreement or other obligation of any Guarantor under any Guaranty or other Loan Document to which it is a party which is not cured within ten (10) days after the occurrence thereof;

   (g) Borrower fails to have discharged within a period of thirty (30) days of filing of commencement of any attachment, sequestration, garnishment, execution or other action against or with respect to any of Borrower’s or any

Guarantor’s property if the outcome, pendency or effect thereof is reasonably expected to result in or cause a Material Adverse Effect;

(h) (i) Any breach or default in the payment or performance of any material obligation, or any defined event of default, under the terms, provisions or conditions of any contract or instrument pursuant to which Borrower or any Guarantor has incurred any indebtedness or obligation or other liability to any Person, the effect of which is to have caused, or to create an enforceable right to cause, indebtedness in a principal amount in excess of $1,750,000.00 to be declared to be due and payable prior to stated maturity; (ii) any other event occurs with respect to indebtedness of Borrower or any Guarantor in a principal amount in excess of $1,750,000.00, the effect of which is to cause, or create an enforceable right to cause, such indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed or an offer to repurchase, prepay, defease or redeem to be made, prior to its stated maturity; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $1,750,000.00

(i) Borrower fails to have discharged within a period of thirty (30) days after the signing or entry of any judgment against Borrower or any Guarantor in an amount equal to or exceeding $1,750,000.00;

(j) The dissolution or liquidation of Borrower or any Guarantor, or the taking of any action by the board of directors, shareholders or any partner of Borrower or any Guarantor to dissolve or liquidate;

(k) A Reportable Event or Prohibited Transaction with respect to a Plan which could, in the opinion of Agent, result in a Material Adverse Effect;

(l) The filing of a notice of intent to terminate a Plan under a distress termination as described in section 4041(c) of ERISA which could, in the opinion of Agent, result in a Material Adverse Effect;

(m) The receipt of a notice by the plan administrator of Borrower that the PBGC has instituted proceedings to terminate a Plan or appoint a trustee to administer a Plan;

(n) The withdrawal by Borrower or any ERISA Affiliate from a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414 of the IRC if such action could, in the opinion of Agent, result in a Material Adverse Effect;

(o) The revocation by the Internal Revenue Service of the qualified status of any Employee Benefit Plan if such action could, in the opinion of Agent, result in a Material Adverse Effect;

(p) Any qualification by a certified public accountant relative to any annual audited financial statement delivered to Agent under paragraph 7.5 of this Agreement that is not acceptable to Agent, in its discretion; or

(q) Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(r) A Change of Control occurs.

ARTICLE IX. REMEDIES

     9.1 Refusal of Funding. No Lender shall have any obligation to make any Loan (i) at any time when any applicable condition for funding prescribed under this Agreement has not been fulfilled to Agent’s satisfaction, (ii) at any time when any Event of Default is in existence, or when any Default exists, (iii) if Agent or any Lender has received any notice under paragraph 7.13 or has knowledge of any event or condition which would be the subject of any notice required thereunder, or (iv) if Borrower has repudiated or made any anticipatory breach of any of its obligations under this Agreement; and any Loan requested by Borrower at any such time may be declined by all or any of the Lenders, in whole or in part, in such Lender’s sole discretion without prior notice.

     9.2 Remedies. Should an Event of Default occur at any time, Agent may at its option, and shall if directed by all the Required Lenders, (a) terminate the Commitments upon written notice to Borrower; (b) declare the entire outstanding principal amount and unpaid accrued interest of any part of the Obligations to be immediately due and payable; and (c) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and, in addition, may exercise and avail itself of any and all other remedies as may be available under the Loan Documents or as otherwise may be available according to law; provided, however, upon the occurrence of an Event of Default under paragraph 8.1(d), the Commitments shall automatically terminate, the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, and the entire outstanding principal amount and unpaid accrued interest of any part of the Obligations shall automatically become due and payable, without further action by Agent or any Lender.

     9.3 Enforcement Costs; Application of Proceeds. Borrower shall pay to Agent and to the Lenders on demand any and all expenses, including legal expenses, reasonable attorneys’ fees, court costs, collection costs, and traveling expenses, incurred or paid by Agent or such Lenders in protecting or enforcing any of its or their rights hereunder. Until reimbursed or otherwise paid, Agent and the Lenders are hereby authorized to add all such expenses to the principal amount of the Obligations.

     9.4 Waiver of Notices. Except as otherwise expressly provided in this Agreement, Borrower expressly waives presentment, demand, notice of intention to accelerate, notice of acceleration, protest and any other notices of any kind with respect to the Obligations.

     9.5 Setoff. Borrower irrevocably authorizes Agent and each Lender to charge any account of Borrower maintained with Agent or any Lender with such amount as may be necessary from time to time to pay any Obligations. Borrower agrees that Agent and each Lender shall have a contractual right to setoff any and all deposits or other sums at any time credited by or due from Agent or any such Lender to Borrower against any part of the Obligations. Such right of setoff may be exercised at any time by Agent and/or any Lender without prior notice, irrespective of whether an Event of Default exists or whether Agent or any such Lender has accelerated the Obligations; provided, following any such setoff, Agent or such Lender shall promptly notify Borrower thereof, but failure to give such notice shall not invalidate the setoff or otherwise impair or affect any rights with respect thereto. Upon the occurrence of an Event of Default and for so long as the same shall remain in existence and not cured or waived, each of Agent and any Lender shall be entitled in its discretion to hold any such deposits or other sums pending acceleration of the Obligations.

     9.6 Performance by Agent and/or Lenders. Should Borrower fail to perform any covenant, duty, or agreement required by the Loan Documents, Agent and/or any Lender may, at its sole option and election, perform or attempt to perform same on behalf of Borrower at Borrower’s cost and expense, provided that neither Agent not any such Lender shall have an obligation or duty to take any such action. Borrower agrees to reimburse Agent and/or the Lenders for such costs and expenses on demand.

     9.7 Non-waiver. Forbearance or indulgence by Agent and Lenders of any Event of Default or any other event or condition which is or would be the subject of a required notice under paragraph 7.13, at any time from time to time, shall not be deemed a waiver of any rights of Agent and Lenders under the Loan Documents. The acceptance by Agent and/or Lender at any time and from time to time of any partial payment of the Obligations shall not be deemed to be a waiver of any Event of Default then existing. No delay or omission by Agent and/or Lenders in exercising any right or remedy shall impair such right or remedy, or be construed as a waiver thereof, nor shall any single or partial exercise of any such rights or remedies preclude other or further exercise thereof. Neither Agent nor any Lender shall not be required or obligated to file suit or otherwise pursue any other Person for enforcement or collection of any of the Obligations.

     9.8 Application of Payments. During the continuance of an Event of Default, upon (a) the written direction of the Required Lenders or (b) after the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.2), any amounts received on account of the Obligations shall be applied by the Agent in the following order:

   First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent in its capacity as such;

   Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Banks (including fees and time charges for attorneys who may be employees of any Lender or the Issuing Banks) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

   Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

   Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Fourth held by them;

   Fifth, to the Agent for the account of the Issuing Banks, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

   Sixth, to payment of Swap Obligations, ratably among the Guarantied Parties (as defined in the Guaranty Agreement) in proportion to the respective amounts described in this clause Sixth held by them; and

   Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.10(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X. AGENT

     10.1 Appointment and Authorization of Administrative Agent.

     (a) Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     (b) Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the Issuer Documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to Agent in this Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such Issuing Bank.

     10.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

     10.3 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final non-appealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

     10.4 Reliance by Administrative Agent.

     (a) Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate,

affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

     (b) The Agent shall not be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in paragraph 5.1 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

     10.5 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” Agent will notify the Lenders of its receipt of any such notice. Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article IX; provided, however, that unless and until Agent has received any such direction, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

     10.6 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Agent herein, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

     10.7 Indemnification of Administrative Agent. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE LENDERS SHALL INDEMNIFY UPON DEMAND EACH AGENT-RELATED PERSON (TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF ANY LOAN PARTY AND WITHOUT LIMITING THE OBLIGATION OF ANY LOAN PARTY TO DO SO), PRO RATA, AND HOLD HARMLESS EACH AGENT-RELATED PERSON FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES INCURRED BY IT; PROVIDED, HOWEVER, THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT TO ANY AGENT-RELATED PERSON OF ANY PORTION OF SUCH INDEMNIFIED LIABILITIES TO THE EXTENT DETERMINED IN A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH AGENT-RELATED PERSON’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT NO ACTION TAKEN IN ACCORDANCE WITH THE DIRECTIONS OF THE REQUIRED LENDERS SHALL BE DEEMED TO CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT FOR PURPOSES OF THIS PARAGRAPH. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER SHALL REIMBURSE AGENT UPON DEMAND FOR ITS RATABLE SHARE OF ANY COSTS OR OUT-OF-POCKET EXPENSES (INCLUDING ATTORNEY COSTS) INCURRED BY AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN, TO THE EXTENT THAT AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY OR ON BEHALF OF BORROWER. THE UNDERTAKING IN THIS PARAGRAPH SHALL SURVIVE TERMINATION OF THE AGGREGATE COMMITMENTS, THE PAYMENT OF ALL OTHER OBLIGATIONS AND THE RESIGNATION OF AGENT.

     10.8 Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not Agent or an Issuing Bank hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not

Agent or an Issuing Bank, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

     10.9 Successor Administrative Agent. Agent may resign as Administrative Agent upon 30 days notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as an Issuing Bank. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by Borrower at all times other than during the existence of an Event of Default (which consent of Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and Issuing Bank and the respective terms “Administrative Agent,” “Agent” and “Issuing Bank” shall mean such successor administrative agent and Letter of Credit issuer, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Bank’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Bank or any other Lender, other than the obligation of the successor Issuing Bank to issue letters of credit in substitution for the Letters of Credit issued by the retiring Issuing Bank, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and paragraphs 11.11 and 11.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

     10.10 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan or L/C Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent under paragraphs 2.10(a), 2.8 and 11.11) allowed in such judicial proceeding; and

     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under paragraphs 2.8 and 11.1. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

     10.11 Syndication Agent. The Lender identified herein as “Syndication Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lender, those applicable to all Lenders as such. Without limiting the foregoing, the Syndication Agent shall not have or be deemed to have any fiduciary relationship with any Lender.

ARTICLE XI. MISCELLANEOUS

     11.1 Effective Date; Termination. This Agreement shall become effective upon acceptance by Agent and each Lender, as of the effective date specified in the preamble of this Agreement and shall continue in effect until expiration of the Contract Term. The Facility and all Commitments hereunder may be terminated by Agent or by the Required Lenders upon written notice to Borrower at any time when an Event of Default is in existence. Notwithstanding any termination or notice of termination, the Obligations and all rights and remedies of Agent and the Lenders hereunder with respect thereto shall remain in full force and effect until the Obligations have been paid in full.

     11.2 Notices Other Communications; Facsimile Copies.

     (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

   (i) if to Borrower, Agent or any Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties;

   (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Borrower, Agent, and the Issuing Banks.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

     (b) Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

     (c) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, Agent and the Lenders. Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

     (d) Reliance by Agent and Lenders. Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

     11.3 Use of Proceeds. No portion of the proceeds of any Loans or Letters of Credit under the Facility shall be used to purchase or carry any “margin stock” as defined under Regulation “U” of the Board of Governors of the Federal Reserve System, or to repay or refinance any debt previously incurred by Borrower for such purpose.

     11.4 Lender’s Records; Account Statements. Agent’s records in respect of Loans advanced, accrued interest, payments received and applied and other matters in respect of calculation of the amount of the Obligations shall be deemed conclusive absent demonstration of error. All statements of account rendered by Agent to Borrower relating to principal, accrued interest or costs owing by Borrower under this Agreement shall be presumed to be correct and accurate unless, within thirty (30) days after receipt thereof, Borrower shall notify Agent in writing of any claimed error therein.

     11.5 Indemnity. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, BORROWER SHALL INDEMNIFY AND HOLD HARMLESS EACH AGENT-RELATED PERSON, EACH LENDER AND THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, AGENTS AND ATTORNEYS-IN-FACT (COLLECTIVELY THE “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS (INCLUDING ATTORNEY COSTS) OF ANY KIND OR NATURE WHATSOEVER WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE IN ANY WAY RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH (A) THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF ANY LOAN DOCUMENT OR ANY OTHER AGREEMENT, LETTER OR INSTRUMENT DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, (B) ANY COMMITMENT, LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY ANY ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (C) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY BORROWER, ANY SUBSIDIARY OR ANY OTHER LOAN PARTY, OR ANY ENVIRONMENTAL DAMAGES RELATED IN ANY WAY TO BORROWER, ANY SUBSIDIARY OR ANY OTHER LOAN PARTY, OR (D) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING) AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (1) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (2) A BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY

OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY INDEMNITEE HAVE ANY LIABILITY FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE EFFECTIVE DATE). ALL AMOUNTS DUE UNDER THIS PARAGRAPH 11.5 SHALL BE PAYABLE WITHIN TEN BUSINESS DAYS AFTER DEMAND THEREFOR. THE AGREEMENTS IN THIS PARAGRAPH SHALL SURVIVE THE RESIGNATION OF AGENT, THE REPLACEMENT OF ANY LENDER, THE TERMINATION OF THE AGGREGATE COMMITMENTS AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS.

     11.6 Non-applicability of Chapter 346 of Texas Finance Code. Chapter 346 of the Texas Finance Code shall not be applicable to this Agreement or the Facility.

     11.7 Judgment Interest. It is agreed that any judgment entered by a court in favor of Lender against Borrower for payment of the Obligations, or any part thereof, shall provide for post-judgment interest on the amount thereof at a rate equal to the Maximum Rate.

     11.8 Interest Limitation. In no contingency or event whatsoever shall the amount of interest under the Loan Documents paid by any Loan Party, received by Agent or any Lender, agreed to be paid by any Loan Party, or requested or demanded to be paid by Agent or any Lender, exceed the Maximum Rate. In the event any such sums paid to Agent or any Lender by any Loan Party would exceed the Maximum Rate, Agent or such Lender, as applicable, shall automatically apply such excess to any unpaid principal or, if the amount of such excess exceeds said unpaid principal, such excess shall be paid to such Loan Party. All sums paid, or agreed to be paid, by any Loan Party which are or hereafter may be construed to be compensation for the use, forbearance, or detention of money shall be amortized, prorated, spread and allocated in respect of the Obligations throughout the full Contract Term until the Obligations are paid in full. Notwithstanding any provisions contained in the Loan Documents, or in any notes or other related documents executed pursuant hereto, neither Agent nor any Lender shall ever be entitled to receive, collect or apply as interest any amount in excess of the Maximum Rate and, in the event Agent or any Lender ever receives, collects, or applies any amount that otherwise would be in excess of the Maximum Rate, such amount shall automatically be deemed to be applied in reduction of the unpaid principal balance of the Obligations and, if such principal balance is paid in full, any remaining excess shall forthwith be paid to the Loan Party which made such excess payment. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, each Loan Party, Agent and each Lender shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as a standby fee, commitment fee, prepayment charge, delinquency charge or reimbursement for a third-party expense rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) amortize, prorate, allocate and spread in equal parts throughout the entire period during which the indebtedness was outstanding the total amount of interest at any time contracted for, charged or received. Nothing herein contained shall be construed or so operate as to require any Loan Party to pay any interest, fees, costs, or charges greater than is permitted by applicable law. Subject to the foregoing, each Loan Party hereby agrees that the actual effective rate of interest from time to time existing with respect to Loans made by any Lender to Borrower, including all amounts agreed to by Borrower or charged or received by any Lender, which may be deemed to be interest under applicable law, shall be deemed to be a rate which is agreed to and stipulated by the Loan Parties, Agent and such Lenders in accordance with applicable law.

     11.9 Successors and Assigns.

     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subparagraph (b) of this paragraph, (ii) by way of participation in accordance with the provisions of subparagraph (d) of this paragraph, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subparagraph (f) of this paragraph (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subparagraph (d) of this paragraph and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subparagraph (b), participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iii) any assignment of a Commitment must be approved by Agent and the Issuing Banks unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee of $2,500. Subject to acceptance and recording thereof by Agent pursuant to subparagraph (c) of this Paragraph, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of paragraphs 4.6, 3.4, 3.2, 11.11 and 1.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, Borrower shall execute and deliver a Revolving Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subparagraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subparagraph (d) of this Paragraph.

     (c) Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from Agent a copy of the Register.

     (d) Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries (each a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to paragraph 11.18 that directly affects such Participant. Subject to subparagraph (e) of this paragraph, Borrower agrees that each Participant shall be entitled to the benefits of paragraphs 4.6, 3.4 and 3.2 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subparagraph (b) of this paragraph. To the extent permitted by law, each Participant also shall be entitled to the benefits of paragraph 9.5 as though it were a Lender, provided such Participant agrees to be subject to paragraph 4.3 as though it were a Lender.

     (e) A Participant shall not be entitled to receive any greater payment under paragraph 4.6 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     (g) “Eligible Assignee” as used herein, means (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund and (iv) any other Person (other than a natural person) approved by (A) Agent and the Issuing Bank, and (B) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

     (h) If the consent of Borrower to an assignment to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of paragraph 11.9(b)), Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered to Borrower by the assigning Lender (through Agent) unless such consent is expressly refused by Borrower prior to such fifth Business Day.

     (i) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subparagraph (b) above, Bank of America may, upon 30 days’ notice to Borrower and the Lenders, resign as an Issuing Bank. In the event of any such resignation as an Issuing Bank, Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as an Issuing Bank. If Bank of America resigns as an Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to paragraph 2.10(c)).

     11.10 Continuing Rights of Agent and Lenders in respect of Obligations. In the event any amount from time to time applied in reduction of the Obligations is subsequently set aside, avoided, declared invalid or recovered by Borrower, or any taxing authority or any trustee or in bankruptcy, or in the event Agent or any Lender is otherwise required to refund or repay any such amount pursuant to any applicable law, then the Obligations shall automatically be deemed to be revived and increased to the extent of such amount as if such amount had not been so applied.

     11.11 Fees, Costs and Expenses. Borrower agrees to pay all costs and expenses (a) incurred by Agent in connection with the Loan Documents, including without limitation: (i) negotiation, preparation and closing of the Loan Documents, including reasonable attorneys fees and disbursements, search fees, filing and recording fees and environmental assessment report fees and title policy premiums, (ii) ongoing administration of the Loan Documents, including without limitation, fees and costs incurred in consultation with attorneys, accountants or appraisers or in connection with any factual investigation, and (iii) negotiation, preparation and closing of any amendment, waiver or consent relating to the Loan Documents, including attorneys fees and disbursements, search fees, filing and recording fees, and (b) incurred by Agent and each Lender in enforcing any provision of the Loan Documents, collecting the Obligations, exercising any rights or remedies or pursuing or defending any claim arising out of, or in any way relating to the Loan Documents, including in each case, without limitation, fees and costs of attorneys, experts or other consultants retained by Agent and each Lender in connection therewith and any other fees pursuant to paragraph 9.3. All fees, costs and expenses for which Borrower is obligated under the Loan Documents shall be payable to Agent and each such Lender on demand. At such Lender’s option, the amount of such fees, costs and expenses may be deducted from the proceeds of any Loan hereunder or added to the unpaid principal due by Borrower under the Facility, in which event such fees, costs and expenses will be deemed paid and the amount thereof shall be treated as a Loan under the Facility.

     11.12 Acceptance and Performance. This Agreement shall become effective only upon acceptance by Agent at its offices in Dallas, Dallas County, Texas. The Obligations are payable at Agent’s offices in Dallas, Dallas County, Texas. Borrower and Agent each agrees that Dallas County, Texas shall be the exclusive venue for litigation of any dispute or claim arising under or relating to the Loan Documents, and that such county is a convenient forum in which to decide any such dispute. Borrower and Agent each consents to the personal jurisdiction of the state and federal courts located in Dallas County, Texas for the litigation of any such dispute or claim.

     11.13 Obligations. Neither Agent’s nor any Lender’s rights in respect of the Obligations shall be impaired by reason that the amount thereof at any time exceeds any stated maximum or other limitation provided herein.

     11.14 WAIVER OF TRIAL BY JURY. THE PARTIES HERETO AGREE THAT NO PARTY HERETO SHALL REQUEST A TRIAL BY JURY IN THE EVENT OF LITIGATION BETWEEN OR AMONG THEM CONCERNING THE LOAN DOCUMENTS OR ANY CLAIMS OR TRANSACTIONS IN CONNECTION THEREWITH, IN EITHER A STATE OR FEDERAL COURT, THE RIGHT TO TRIAL BY JURY BEING EXPRESSLY WAIVED BY ALL PARTIES HERETO. AGENT, EACH LENDER AND BORROWER ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY, AND WITH THE BENEFIT OF ADVICE OF COUNSEL OF ITS CHOOSING.

     11.15 Copies Valid as Financing Statements. A carbon, photographic or other reproduction, including photocopy, telecopy or electronic transmission, of this Agreement or any financing statement shall be sufficient as a financing statement.

     11.16 Governing Law. This Agreement, and all documents and instruments executed in connection herewith, shall be governed by and construed according to the laws of the State of Texas, provided, that to the extent federal law would allow a higher rate of interest than would be allowed by the laws of the State of Texas, then with respect to the provisions of any law which purport to limit the amount of interest that may be contracted for, charged or received in connection with any of the Obligations, such federal law shall apply.

     11.17 ENTIRE AGREEMENT. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, TERM SHEETS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

     11.18 Amendments. No amendment or waiver of any provision of this Agreement, the Revolving Notes or any other Loan Document to which any Loan Party is a party, nor any consent to any departure by such Loan Party therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Required Lenders and the applicable Loan Party or Loan Parties in writing, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders and the applicable Loan Party or Loan Parties, do any of the following: (a) increase the Commitments of the Lenders or subject the Lenders to any additional obligations; (b) reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder; (c) postpone any date fixed for any payment (including, without limitation, any mandatory prepayment) of principal of, or interest on, the Loans or any fees or other amounts payable hereunder; (d) waive any of the conditions precedent specified in Article V; (e) change the Commitment Percentages or the aggregate unpaid principal amount of the Loans or the number or interests of the Lenders which shall be required for the Lenders or any of them to take any action under this Agreement; or (f) except as expressly authorized by this Agreement and provided such Guarantor has been, or concurrently with the release of the Lenders, will be released and discharged as guarantor under and in respect of the Private Placement Debt, release any guaranty of all or any portion of the Obligations; and provided further, however, that no amendment, waiver or consent relating to Article X shall require the agreement of any Loan Party. Notwithstanding anything to the contrary contained in this paragraph 11.18, no amendment, waiver or consent shall be made with respect to Article X hereof without the prior written consent of Agent.

     11.19 Accounting Terms. Except as otherwise specifically provided herein, all accounting and financial terms used herein, and the compliance with each financial covenant contained herein, shall be determined in accordance with GAAP.

     11.20 Exhibits. All exhibits referenced herein, and attached hereto, are incorporated in this Agreement and made a part hereof for all purposes.

     11.21 Cumulative Rights. All rights and remedies of Agent and the Lenders under the Loan Documents are cumulative, and are in addition to rights and remedies available to Agent and the Lenders by law. Such rights and remedies may be exercised concurrently or successively, at such times as Agent and the Lenders may determine in their discretion. Borrower waives any right to require marshalling.

     11.22 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws effective during the Contract Term, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement. In such case, the remaining provisions of the Agreement shall remain in full force and effect and shall not be effected thereby.

     11.23 Multiple Counterparts. This Agreement may be executed simultaneously in one or more multiple originals, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     11.24 Survival. All covenants, agreements, representations, and warranties made by Borrower herein shall survive the execution, delivery, and closing of this Agreement, and all documents executed in connection herewith, and shall not be affected by any investigation made by any party.

     11.25 Intentionally Omitted.

     11.26 Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereof, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this paragraph, to (i) any assignee of or participant in, or any prospective assignee or proposed participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this paragraph or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this paragraph, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     11.27 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Agent or any Lender, or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Agent upon demand its applicable share of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

     11.28 USA Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2003)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Agent, as applicable, to identify Borrower in accordance with the Act.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

EXECUTED effective as of the 27th day of August, 2004.

BORROWER:

ENCORE WIRE LIMITED

By: EWC GP Corp., its general partner

By:	/s/ DANIEL L. JONES

Daniel L. Jones, President

Address for Notices:

1410 Millwood Road, P.O. Box 1149
McKinney, Texas 75069-0545
Telecopy: 972-562-4744
Telephone: 972-562-9473
Attention:

AGENT:

BANK OF AMERICA, N.A.

	By:	/s/ SUZANNE M. PAUL

Name: Suzanne M. Paul
Title: Vice-President

Address for Notices:

Bank of America, N.A.
231 S LA SALLE ST, 8th Floor
CHICAGO IL 60604
Attn: Rosanne Parsill

BANK OF AMERICA, N.A., as a Lender

Commitment: $50,000,000

	By:	/s/ STEVEN MACKENZIE

Steven Mackenzie Senior Vice President

Address for Notices:

Bank of America, N.A.
901 Main Street, 67th Floor
Dallas, TX 75202
Attention: Steven Mackenzie

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Lender

Commitment: $35,000,000

	By:	/s/ RALPH C. HAMM, III

Name: Ralph C. Hamm, III Title: Vice-President

Address for Notices:

Wells Fargo Bank, National Association
4975 Preston Park Boulevard, Suite 280
Plano, Texas 75093
Attention: Ralph C. Hamm, III

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

     This Assignment and Assumption (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.    Assignor:

2.    Assignee:                                                                              [and is an Affiliate of [identify Lender]

3.    Borrower(s):

4.    Administrative Agent::                                                                             , as Agent under the Credit Agreement

5.    Credit Agreement: Credit Agreement, dated as of August 27, 2004 among Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and Issuing Bank

6.    Assigned Interest:

Aggregate
	Amount of	Amount of	Percentage
	Commitment/Loans	Commitment/Loans	Assigned of
Facility Assigned	For all Lenders*	Assigned*	Commitment/Loans*	CUSIP No.
	$	$	%

	$	$	%

	$	$	%

7.    Trade Date:                                                                             ]

Effective Date:                                       , 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

[Consented to and] Accepted:

BANK OF AMERICA as

Administrative Agent

By:

     Title:

[Consented to:]

By:

     Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

     1. Representations and Warranties.

   1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

   1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to paragraphs 7.5 and 7.6 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Agent or any other Lender, and (v) if it is a Lender that is not incorporated or otherwise formed under the laws of the U.S. or a state thereof, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

   2. Payments. From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

   3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

EXHIBIT B

REVOLVING NOTE

$	Effective as of

     FOR VALUE RECEIVED, the undersigned, ENCORE WIRE LIMITED, a Texas limited partnership (“Borrower”) hereby promises to pay to the order of                                       , a national bank (“Lender”), at the principal office of Agent at 901 Main Street, 7th Floor, Dallas, Texas 75202 the principal amount of                                        MILLION and NO/100 DOLLARS ($                   000,000.00) or such lesser amount as may from time to time be advanced and remain unpaid and outstanding hereunder, together with accrued interest as provided hereinbelow.

     This promissory note is executed and delivered by Borrower pursuant to the certain Credit Agreement dated as of August 27 2004, among Borrower, certain lenders, including Lender, and Bank of America, N.A., as agent for such lenders (as it may be amended, restated or otherwise modified from time to time, hereinafter called the “Credit Agreement”) and is one of the Revolving Notes defined therein. All terms defined in the Credit Agreement, wherever used herein, shall have the same meaning prescribed by the Credit Agreement.

     All loans from time to time requested by Borrower hereunder are subject to the terms and provisions of the Credit Agreement. The maximum principal amount at any time outstanding hereunder shall not at any time exceed an amount equal to Lender’s Commitment. The unpaid principal from day to day outstanding under this promissory note shall bear interest at the applicable rate prescribed for the Facility as provided by the Credit Agreement. Lender’s records shall be conclusive proof of loans, payments and interest accruals hereunder, absent proof by Borrower of error.

     All unpaid principal and accrued interest under this promissory note shall be payable as follows: (a) accrued interest on Base Rate Loans shall be payable quarterly on the first day of each calendar quarter, and (b) accrued interest on any Eurodollar Rate Loan shall be payable on the last day of the Interest Period applicable thereto, respectively. All unpaid principal borrowed under the Facility and all unpaid accrued interest thereon, and all other amounts payable hereunder relative to the Facility, shall be due and payable to Lender in full, and the Facility shall terminate, on the last day of the Contract Term. To the extent that any accrued interest is not paid on its due date as specified above, Lender may at its option (but with no obligation to do so), debit the amount of such accrued interest against any account maintained by Borrower with Lender or add such amount to the unpaid principal due by Borrower under the Facility.

     If at any time, from time to time, the aggregate unpaid principal amount outstanding hereunder exceeds the maximum amount allowed to be outstanding hereunder, Borrower shall make an immediate payment of principal in an amount not less than the amount of such excess. All such amounts, if any, payable by Borrower shall be deemed to be payable on demand, and may be offset by Lender against any amount owing by Lender to Borrower, without prior notice to Borrower.

     This promissory note in all respects is subject to the Credit Agreement. Lender and Agent shall have all rights and remedies as provided in the Credit Agreement, specifically including, without limitation, the right of acceleration and all other rights and remedies as are provided by Article IX (“Remedies”) thereof.

     No delay by Lender and/or Agent in the exercise of any power or right hereunder shall operate as a waiver or impair Lender’s or Agent’s rights and remedies under this promissory note or the Loan Documents. Borrower and each other party ever liable hereunder severally hereby expressly waives presentment, demand, notice of intention to demand, notice of intention to accelerate, notice of acceleration, protest, notice of protest and any other notice of any kind, and agrees that its liability hereunder shall not be affected by any renewals, extensions or modifications, from time to time, of the time or manner of payment hereof, or by any release or modification of any security for the obligations and indebtedness evidenced hereby.

     Borrower hereby promises to pay to Lender and Agent all reasonable fees, costs and expenses incurred by Lender or Agent, as applicable, in enforcement and collection of any amounts under this promissory note, including without limitation, reasonable attorneys fees.

     In no contingency or event whatsoever shall the amount of interest under this promissory note paid by Borrower, received by Lender and/or Agent, agreed to be paid by Borrower, or requested or demanded to be paid by Lender or Agent, exceed the Maximum Rate. In the event any such sums paid to Lender and/or Agent by Borrower would exceed the maximum amount permitted by applicable law, Lender and/or Agent, as applicable, shall automatically apply such excess to any unpaid principal or, if the amount of such excess exceeds said unpaid principal, such excess shall be paid to Borrower. All sums paid, or agreed to be paid, by Borrower hereunder which are or hereafter may be construed to be compensation for the use, forbearance, or detention of money shall be amortized, prorated, spread and allocated in respect of the Obligations throughout the full Contract Term until the Obligations are paid in full. Notwithstanding any provisions contained in the Loan Documents or herein, neither Lender nor Agent shall ever be entitled to receive, collect or apply as interest any amount in excess of the Maximum Rate and, in the event Lender and/or Agent ever receives, collects, or applies any amount that otherwise would be in excess of the Maximum Rate, such amount shall automatically be deemed to be applied in reduction of the unpaid principal balance of the Obligations and, if such principal balance is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Borrower, Lender and/or Agent, as applicable, shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as a standby fee, commitment fee, prepayment charge, delinquency charge or reimbursement for a third-party expense rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) amortize, prorate, allocate and spread in equal parts throughout the entire period during which the indebtedness was outstanding the total amount of interest at any time contracted for, charged or received. Nothing herein contained shall be construed or so operate as to require Borrower to pay any interest, fees, costs, or charges greater than is permitted by applicable law. Subject to the foregoing, Borrower hereby agrees that the actual effective rate of interest from time to time existing with respect to loans made by Lender to Borrower hereunder, including all amounts agreed to by Borrower or charged or received by Lender and/or Agent, which maybe deemed to be interest under applicable law, shall be deemed to be a rate which is agreed to and stipulated by Borrower and/or Lender in accordance with applicable law.

     This promissory note may not be changed, amended or modified except in writing executed by Lender and Borrower.

     This promissory note shall be governed by and construed according to the laws of the State of Texas, except as to provisions relating to the rate of interest to be charged on the unpaid principal hereof, in which case, to the extent federal law otherwise would allow a higher rate of interest than would be allowed by the laws of the State of Texas, such federal law shall apply.

     EXECUTED this                     day of                                                          , effective as the date specified above.

ENCORE WIRE LIMITED

By: EWC GP CORP., its general partner

By:

Name:

Title:

EXHIBIT C

FORM OF GUARANTY

EXHIBIT C-1

PARENT GUARANTY

     GUARANTY (this “Guaranty”), dated as of August 27, 2004, made by Encore Wire Corporation (the “Guarantor”), in favor of the Guarantied Parties referred to below.

W I T N E S S E T H:

     WHEREAS, Encore Wire Limited, a Texas limited partnership (the “Borrower”), has entered into a Credit Agreement, dated as of August 27, 2004, among the Lenders party thereto, and Bank of America, N.A., as the Administrative Agent and Issuing Bank (hereinafter, the “Administrative Agent”) for the Lenders, (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, and capitalized terms not defined herein but defined therein being used herein as therein defined); and

     WHEREAS, the Guarantor indirectly owns all of the partnership interests in the Borrower, and the Guarantor will derive direct and indirect economic benefit from the Loans and Letters of Credit under the Credit Agreement; and

     WHEREAS, it is a condition precedent to the obligation of the Lenders to make Loans and issue or participate in Letters of Credit under the Credit Agreement that the Guarantor shall have executed and delivered this Guaranty; and

     WHEREAS, the Lenders, the Administrative Agent, any Lender or Affiliate of any Lender entering into a Swap Contract (provided that such Lender was a Lender at the time such Swap Contract was entered into) with the Borrower or any Affiliate of the Borrower, and the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document are herein referred to as the “Guarantied Parties”;

     NOW, THEREFORE, in consideration of the premises and to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit, the Guarantors hereby agree as follows:

     SECTION 1. Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, of, and the performance of, (a) the Obligations, whether now or hereafter existing and whether for principal, interest, fees, expenses or otherwise, (b) all Swap Obligations owed to any Lender or any Affiliate of a Lender (provided at the time of execution of the Swap Contract related to such Swap Obligations such Lender is a party to the Credit Agreement, herein called a “Guarantied Swap Contract”), (c) any and all reasonable out-of-pocket expenses (including, without limitation, reasonable expenses and reasonable counsel fees and expenses of the Administrative Agent and the Lenders) incurred by any of the Guarantied Parties in enforcing any rights under this Guaranty and (d) all present and future amounts that would become due but for the operation of any provision of Debtor Relief Laws, and all present and future accrued and unpaid interest, including, without limitation, all post-petition interest if the Borrower or any Guarantor voluntarily or involuntarily becomes subject to any Debtor Relief Laws (the items set forth in clauses (a), (b), (c) and (d) immediately above being herein referred to as the “Guarantied Obligations”). Upon failure of the Borrower to pay any of the Guarantied

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Obligations when due after the giving by the Administrative Agent and/or the Lenders of any notice and the expiration of any applicable cure period in each case provided for in the Credit Agreement and other Loan Documents, or any Guarantied Swap Contract (whether at stated maturity, by acceleration or otherwise), the Guarantor hereby further agrees to promptly pay the same after the Guarantor’s receipt of notice from the Administrative Agent of the Borrower’s failure to pay the same, without any other demand or notice whatsoever, including without limitation, any notice having been given to the Guarantor of either the acceptance by the Guarantied Parties of this Guaranty or the creation or incurrence of any of the Guarantied Obligations. This Guaranty is an absolute guaranty of payment and performance of the Guarantied Obligations and not a guaranty of collection, meaning that it is not necessary for the Guarantied Parties, in order to enforce payment by the Guarantor, first or contemporaneously to accelerate payment of any of the Guarantied Obligations, to institute suit or exhaust any rights against any Loan Party, or to enforce any rights against any collateral. Notwithstanding anything herein or in any other Loan Document or Guarantied Swap Contract to the contrary, in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if, as a result of applicable law relating to fraudulent conveyance or fraudulent transfer, including Section 548 of Bankruptcy Code or any applicable provisions of comparable state law (collectively, “Fraudulent Transfer Laws”), the obligations of the Guarantor under this Section 1 would otherwise, after giving effect to (a) all other liabilities of the Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of the Guarantor in respect of intercompany indebtedness to the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by the Guarantor hereunder) and (b) to the value as assets of the Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights of subrogation, contribution, reimbursement, indemnity or similar rights held by the Guarantor pursuant to (i) applicable requirements of Law, (ii) Section 10 hereof or (iii) any other contractual obligations providing for an equitable allocation among the Guarantor and other Subsidiaries or Affiliates of the Borrower of obligations arising under this Guaranty or other guaranties of the Guarantied Obligations by such parties, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 1, then the amount of such liability shall, without any further action by the Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

     SECTION 2. Guaranty Absolute. The Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the Credit Agreement, the Revolving Notes, the other Loan Documents and the Guarantied Swap Contracts, without set-off or counterclaim, and regardless of any Applicable Law (as hereafter defined) now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto. For purposes hereof, “Applicable Law” means (a) in respect of any Person, all provisions of Laws applicable to such Person, and all orders and decrees of all courts and determinations of arbitrators applicable to such Person and (b) in respect of contracts made or performed in the State of Texas, “Applicable Law” shall also mean the laws of the United States of America, including, without limitation in addition to the foregoing, 12 USC Sections 85 and 86, as amended to the date hereof and as the same may be amended at any time and from time to time hereafter, and any other statute of the United States of America now or at any time hereafter

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prescribing the maximum rates of interest on loans and extensions of credit, and the laws of the State of Texas. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

     (a) any lack of validity or enforceability of any provision of any other Loan Document, any Guarantied Swap Contract or any other agreement or instrument relating to any Loan Document, or avoidance or subordination of any of the Guarantied Obligations;

     (b) any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Guarantied Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, the Credit Agreement, the Revolving Notes, the Guarantied Swap Contracts or any of the other Loan Documents;

     (c) any exchange, release or non-perfection of any lien on any collateral for, or any release of any other Loan Party or amendment or waiver of any term of any other guaranty of, or any consent to departure from any requirement of any other guaranty of, all or any of the Guarantied Obligations;

     (d) the absence of any attempt to collect any of the Guarantied Obligations from the Borrower or from any other Loan Party or any other action to enforce the same or the election of any remedy by any of the Guarantied Parties;

     (e) any waiver, consent, extension, forbearance or granting of any indulgence by any of the Guarantied Parties with respect to any provision of any Guarantied Swap Contract or any other Loan Document;

     (f) the election by any of the Guarantied Parties in any proceeding under any Debtor Relief Law;

     (g) any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under any Debtor Relief Law; or

     (h) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Borrower or any other Guarantor other than payment or performance of the Guarantied Obligations.

     SECTION 3. Waiver.

     (a) The Guarantor hereby (i) waives (A) promptness, diligence, and, except as otherwise provided herein, notice of acceptance and any and all other notices except as otherwise expressly provided for in the Loan Documents, including, without limitation, notice of intent to accelerate and notice of acceleration, with respect to any of the Guarantied Obligations or this Guaranty, (B) any requirement that any of the Guarantied Parties protect, secure, perfect or insure any security interest in or other lien on any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral, (C) the filing of any claim with a court in the event of receivership or bankruptcy of the Borrower or any other Person, (D) except as otherwise provided herein, protest or notice with respect to nonpayment of

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all or any of the Guarantied Obligations, (E) the benefit of any statute of limitation, (F) except as otherwise provided herein, all demands whatsoever (and any requirement that demand be made on the Borrower or any other Person as a condition precedent to the Guarantor’s obligations hereunder), (G) all rights by which the Guarantor might be entitled to require suit on an accrued right of action in respect of any of the Guarantied Obligations or require suit against the Borrower, the Guarantor or any other Person, whether arising pursuant to Section 34.02 of the Texas Business and Commerce Code, as amended, Section 17.001 of the Texas Civil Practice and Remedies Code, as amended, Rule 31 of the Texas Rules of Civil Procedure, as amended, or otherwise, (H) any defense based upon an election of remedies by any Guarantied Party, or (I) notice of any events or circumstances set forth in clauses (a) through (h) of Section 2 hereof; and (ii) covenants and agrees that, except as otherwise agreed by the parties, this Guaranty will not be discharged except by complete payment and performance of the Guarantied Obligations and any other obligations of the Guarantor contained herein.

     (b) If, in the exercise of any of its rights and remedies in accordance with the provisions of Applicable Law, any of the Guarantied Parties shall forfeit any of its rights or remedies, including, without limitation, its right to enter a deficiency judgment against the Borrower or any other Person, whether because of any Applicable Law pertaining to “election of remedies” or the like, the Guarantor hereby consents to such action by such Guarantied Party and waives any claim based upon such action. Any election of remedies which, by reason of such election, results in the denial or impairment of the right of such Guarantied Party to seek a deficiency judgment against the Borrower shall not impair the obligation of the Guarantor to pay the full amount of the Guarantied Obligations or any other obligation of the Guarantor contained herein.

     (c) The Guarantor agrees that notwithstanding the foregoing and without limiting the generality of the foregoing if, after the occurrence and during the continuance of an Event of Default, the Guarantied Parties are prevented by Applicable Law from exercising their respective rights to accelerate the maturity of the Guarantied Obligations, to collect interest on the Guarantied Obligations, or to enforce or exercise any other right or remedy with respect to the Guarantied Obligations, or the Administrative Agent is prevented from taking any action to realize on any collateral, the Guarantor agrees to pay to the Administrative Agent for the account of the Guarantied Parties, upon demand therefor, for application to the Guarantied Obligations, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Guarantied Parties.

     (d) The Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and of each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations or any part thereof, that diligent inquiry would reveal. The Guarantor hereby agrees that the Guarantied Parties shall have no duty to advise the Guarantor of information known to any of the Guarantied Parties regarding such condition or any such circumstance. In the event that any of the Guarantied Parties in its sole discretion undertakes at any time or from time to time to provide any such information to the Guarantor, such Guarantied Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which, pursuant to accepted or reasonable banking or commercial finance practices, such Guarantied Party wishes to maintain as confidential, or (iii) to make any other or future disclosures of such information or any other information to the Guarantor.

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Form of Parent Guaranty

     (e) The Guarantor consents and agrees that the Guarantied Parties shall be under no obligation to marshal any assets in favor of the Guarantor or otherwise in connection with obtaining payment of any or all of the Guarantied Obligations from any Person or source.

     SECTION 4. Representations and Warranties. The Guarantor hereby represents and warrants to the Guarantied Parties that the representations and warranties set forth in Article VI of the Credit Agreement as they relate to the Guarantor or to the Loan Documents to which the Guarantor is a party are true and correct in all material respects in the manner specified in the Credit Agreement and the Guarantied Parties shall be entitled to rely on each of them as if they were fully set forth herein.

     SECTION 5. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor herefrom shall in any event be effective unless the same shall be in writing, approved by the Required Lenders (or by all the Lenders where the approval of each Lender is required under the Credit Agreement) and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 6. Addresses for Notices. All notices and other communications provided for hereunder shall be effectuated in the manner provided for in Section 11.2 of the Credit Agreement, provided that if a notice or communication hereunder is sent to the Guarantor, said notice shall be addressed to the Guarantor, in care of the Borrower at the Borrower’s then current address (or facsimile number) for notice under the Credit Agreement.

     SECTION 7. No Waiver; Remedies.

     (a) No failure on the part of any Guarantied Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law or any of the other Loan Documents or Guarantied Swap Contracts.

     (b) No waiver by the Guarantied Parties of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by any of the Guarantied Parties permitted hereunder shall in way affect or impair any of the rights of the Guarantied Parties or the obligations of the Guarantor under this Guaranty, under any Guarantied Swap Contract or under any of the other Loan Documents, except as specifically set forth in any such waiver. Any determination by a court of competent jurisdiction of the amount of any principal and/or interest or other amount constituting any of the Guarantied Obligations shall be conclusive and binding on the Guarantor irrespective of whether the Guarantor was a party to the suit or action in which such determination was made provided that the Borrower was so a party.

     SECTION 8. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, each of the Guarantied Parties is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set-off and apply any and all deposits (general or special (except trust and escrow accounts), time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Guarantied Party to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty, irrespective of

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whether or not such Guarantied Party shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured; provided, however, such Guarantied Party shall promptly notify the Guarantor and the Borrower after such set-off and the application made by such Guarantied Party. The rights of each Guarantied Party under this Section 8 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Guarantied Party may have.

     SECTION 9. Continuing Guaranty; Transfer of Revolving Notes. This Guaranty (a)(i) is a continuing guaranty and shall remain in full force and effect until the date upon which all of the Guarantied Obligations are paid in full, the Commitments are terminated and all Letters of Credit have expired (the “Release Date”) and (ii) binding upon the Guarantor, its permitted successors and assigns, and (b) inures to the benefit of and be enforceable by the Guarantied Parties and their respective successors, permitted transferees, and permitted assigns. Without limiting the generality of the foregoing clause (b), each of the Guarantied Parties may assign or otherwise transfer any Revolving Note held by it or the Guarantied Obligations owed to it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Guarantied Party herein or otherwise with respect to such of the Revolving Notes and the Guarantied Obligations so transferred or assigned, subject, however, to compliance with the provisions of Section 11.9 of the Credit Agreement in respect of assignments. The Guarantor may not assign any of its obligations under this Guaranty without first obtaining the written consent of the Lenders as set forth in the Credit Agreement.

     SECTION 10. Reimbursement. To the extent that the Guarantor shall be required hereunder to pay a portion of the Guarantied Obligations exceeding the greater of (a) the amount of the economic benefit actually received by the Guarantor from the Loans and the Letters of Credit and (b) the amount the Guarantor would otherwise have paid if the Guarantor had paid the aggregate amount of the Guarantied Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as the Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors (as defined in the Credit Agreement) at the date enforcement is sought hereunder, then such Guarantor shall be reimbursed by such other Guarantors (as defined in the Credit Agreement) for the amount of such excess, pro rata, based on the respective net worths of such other Guarantors (as defined in the Credit Agreement) at the date enforcement hereunder is sought. Notwithstanding anything to the contrary, the Guarantor agrees that the Guarantied Obligations may at any time and from time to time exceed the amount of the liability of the Guarantor hereunder without impairing its guaranty herein or effecting the rights and remedies of the Guarantied Parties hereunder. This Section 10 is intended only to define the relative rights of the Guarantors (as defined in the Credit Agreement), and nothing set forth in this Section 10 is intended to or shall impair the obligations of the Guarantor to pay to the Guarantied Parties the Guarantied Obligations as and when the same shall become due and payable in accordance with the terms hereof.

     SECTION 11. Reinstatement. This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall, to the fullest extent permitted by Applicable Law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guarantied Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced

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in amount, or must otherwise be restored or returned by any obligees of the Guarantied Obligations or such part thereof, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guarantied Obligations shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

     SECTION 12. GOVERNING LAW.

     (a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT EACH PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     (b) The parties hereto agree that Chapter 346 (other than 346.004) of the Texas Finance Code (which regulates certain revolving credit accounts and revolving tri-party accounts) shall not apply to Loans under this Guaranty.

     (c) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY, TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS (DALLAS DIVISION), AND BY EXECUTION, DELIVERY AND ACCEPTANCE OF THIS GUARANTY, THE GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

     SECTION 13. Waiver of Jury Trial. THE GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY (OR BY ACCEPTANCE HEREOF) EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY ONE OR MORE OF THE GUARANTOR, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH OF THE GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL

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WITHOUT A JURY, AND THAT ANY OF THE GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     SECTION 14. Section Titles. The Section titles contained in this Guaranty are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Guaranty.

     SECTION 15. Execution in Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Guaranty.

     SECTION 16. Miscellaneous. All references herein to the Borrower or to the Guarantor shall include their respective successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession of or for the Borrower or the Guarantor. All references to the singular shall be deemed to include the plural where the context so requires.

     SECTION 17. Subrogation and Subordination.

     (a) Subrogation. Notwithstanding any reference to subrogation contained herein to the contrary, until the Release Date, the Guarantor hereby irrevocably waives any claim or other rights which it may have or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of any Lender against the Borrower or any collateral which any Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statutes or common law, including without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to the Guarantor in violation of the preceding sentence and the Guarantied Obligations shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Lenders, and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section 17 is knowingly made in contemplation of such benefits.

     (b) Subordination. With respect to the Guarantor, all debt and other liabilities of the Borrower or any other Loan Party to the Guarantor (“Loan Party Debt”) are expressly subordinate and junior to the Guarantied Obligations and any instruments evidencing the Guarantied Obligations to the extent provided below.

     (i) Until the Release Date, the Guarantor agrees that it will not request, demand, accept, or receive (by set-off or other manner) any payment amount, credit or

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reduction of all or any part of the amounts owing under the Loan Party Debt or any security therefor, except as specifically allowed pursuant to clause (ii) below;

     (ii) Notwithstanding the provisions of clause (i) above, the Borrower and each other Loan Party may pay to the Guarantor and the Guarantor may request, demand, accept and receive and retain from the Borrower payments, credits or reductions of all or any part of the amounts owing under the Loan Party Debt or any security therefor on the Loan Party Debt, provided that the Borrower’s and other Loan Party’s right to pay and such Guarantor’s right to receive any such amount shall automatically and be immediately suspended and cease (A) upon the occurrence and during the continuance of an Event of Default or (B) if, after taking into account the effect of such payment, an Event of Default would occur and be continuing. The Guarantor’s right to receive amounts under this clause (ii) (including any amounts which theretofore may have been suspended) shall automatically be reinstated at such time as the Event of Default which was the basis of such suspension has been cured or waived (provided that no subsequent Event of Default has occurred) or such earlier date, if any, as the Administrative Agent gives notice to the Guarantor of reinstatement by the Required Lenders, in the Required Lenders’ sole discretion;

     (iii) If the Guarantor receives any payment on the Borrower Debt in violation of this Guaranty, the Guarantor will hold such payment in trust for the Lenders and will immediately deliver such payment to the Administrative Agent; and

     (iv) In the event of the commencement or joinder of any suit, action or proceeding of any type (judicial or otherwise) or proceeding under any Debtor Relief Law against the Borrower or any other Loan Party (an “Insolvency Proceeding”) and subject to court orders issued pursuant to the Bankruptcy Code, the Guarantied Obligations shall first be paid, discharged and performed in full before any payment or performance is made upon the Loan Party Debt notwithstanding any other provisions which may be made in such Insolvency Proceeding. In the event of any Insolvency Proceeding, the Guarantor will at any time prior to the Release Date (A) file, at the request of any Guarantied Party, any claim, proof of claim or similar instrument necessary to enforce the Borrower’s or such other Loan Party’s obligation to pay the Loan Party Debt, and (B) hold in trust for and pay to the Guarantied Parties any and all monies, obligations, property, stock dividends or other assets received in any such proceeding on account of the Loan Party Debt in order that the Guarantied Parties may apply such monies or the cash proceeds of such other assets to the Guarantied Obligations.

     SECTION 18. Guarantor Insolvency. Should the Guarantor voluntarily seek, consent to, or acquiesce in the benefits of any Debtor Relief Law or become a party to or be made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant) that could suspend or otherwise adversely affect the rights of any Guarantied Party granted hereunder, then, the obligations of the Guarantor under this Guaranty shall be, as between the Guarantor and such Guarantied Party, a fully-matured, due, and payable obligation of the Guarantor to such Guarantied Party (without regard to whether there is an Event of Default under the Credit Agreement or whether any part of the Guarantied Obligations is then due and owing by the Borrower to such Guarantied Party), payable in full by the Guarantor to such

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Guarantied Party upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.

     SECTION 19. Rate Provision. It is not the intention of any Guarantied Party to make an agreement violative of the laws of any applicable jurisdiction relating to usury. Regardless of any provision in this Guaranty, no Guarantied Party shall ever be entitled to contract, charge, receive, collect or apply, as interest on the Guarantied Obligations, any amount in excess of the Maximum Rate. In no event shall the Guarantor be obligated to pay any amount in excess of the Maximum Rate. If from any circumstance the Administrative Agent or any Guarantied Party shall ever receive, collect or apply anything of value deemed excess interest under Applicable Law, an amount equal to such excess shall be applied to the reduction of the principal amount of outstanding Loans and L/C Borrowings, and any remainder shall be promptly refunded to the payor. In determining whether or not interest paid or payable with respect to the Guarantied Obligations, under any specified contingency, exceeds the Maximum Rate, the Guarantor and the Guarantied Parties shall, to the maximum extent permitted by Applicable Law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such Guarantied Obligations so that the interest paid on account of such Guarantied Obligations does not exceed the Maximum Rate and/or (c) allocate interest between portions of such Guarantied Obligations; provided that if the Guarantied Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the Guarantied Parties shall refund to the payor the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, no Guarantied Party shall be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the Maximum Rate.

     SECTION 20. Guarantor’s Covenants. Guarantor covenants to and agrees with Administrative Agent and Lenders as follows:

          (a) As long as the Guaranteed Obligations or any part thereof is outstanding or any Lender has any commitment under the Credit Agreement, Guarantor will comply with all covenants set forth in the Credit Agreement specifically applicable to Guarantor, the terms of which are incorporated herein by reference.

          (b) Guarantor will not make any payment on account of the purchase, redemption or other acquisition or retirement of any shares of capital stock, provided, that notwithstanding the foregoing, for so long as no Default or Event of Default shall have occurred and be continuing, and no other event or condition which is reasonably expected to result in a Material Adverse Effect is in existence, Guarantor shall not be prohibited from repurchasing shares to be held as treasury shares, provided further that no Default or Event of Default shall result from, or exist immediately following, any such repurchase.

          (c) There shall be no change of the personnel performing the functions of Chairman of the Board and President and Chief Executive Officer of Guarantor as such positions are presently constituted.

          (d) Guarantor will not declare, pay or issue any dividends or other distributions in respect of its ownership interests, or distribute, reserve, secure or otherwise

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commit distributions in respect thereof, unless no Default or Event of Default shall have occurred and be continuing or would result therefrom.

     SECTION 21. Severability. Any provision of this Guaranty which is for any reason prohibited or found or held invalid or unenforceable by any court or governmental agency shall be ineffective to the extent of such prohibition or invalidity or unenforceability, without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 22. ENTIRE AGREEMENT. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS. OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

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     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer on the date first above written.

ENCORE WIRE CORPORATION

By:

Name:

Title:

12
Form of Parent Guaranty

EXHIBIT C-2

GUARANTY

     GUARANTY (this “Guaranty”), dated as of August 27, 2004, made by each of the parties listed on the signature pages hereof (collectively, the “Guarantors”, and each, a “Guarantor”), in favor of the Guarantied Parties referred to below.

W I T N E S S E T H:

     WHEREAS, Encore Wire Limited, a Texas limited partnership (the “Borrower”), has entered into a Credit Agreement, dated as of August 27, 2004, among the Lenders party thereto, and Bank of America, N.A., as the Administrative Agent and Issuing Bank (hereinafter, the “Administrative Agent”) for the Lenders, (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, and capitalized terms not defined herein but defined therein being used herein as therein defined); and

     WHEREAS, EWC GP Corp. and EWC LP Corp. collectively own all of the partnership interests in the Borrower, and the Borrower owns all of the capital stock of EWC Aviation Corp., and the Borrower and EWC Aviation Corp. are engaged in operations which require financing on a basis in which credit can be made available from time to time to the Borrower, and the Guarantors will derive direct and indirect economic benefit from the Loans and Letters of Credit under the Credit Agreement; and

     WHEREAS, it is a condition precedent to the obligation of the Lenders to make Loans and issue or participate in Letters of Credit under the Credit Agreement that the Guarantors shall have executed and delivered this Guaranty; and

     WHEREAS, the Lenders, the Administrative Agent, any Lender or Affiliate of any Lender entering into a Swap Contract (provided that such Lender was a Lender at the time such Swap Contract was entered into) with the Borrower or any Affiliate of the Borrower, and the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document are herein referred to as the “Guarantied Parties”;

     NOW, THEREFORE, in consideration of the premises and to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit, the Guarantors hereby agree as follows:

     SECTION 1. Guaranty. The Guarantors hereby jointly and severally unconditionally and irrevocably guarantee the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, of, and the performance of, (a) the Obligations, whether now or hereafter existing and whether for principal, interest, fees, expenses or otherwise, (b) all Swap Obligations owed to any Lender or any Affiliate of a Lender (provided at the time of execution of the Swap Contract related to such Swap Obligations such Lender is a party to the Credit Agreement), (c) any and all reasonable out-of-pocket expenses (including, without limitation, reasonable expenses and reasonable counsel fees and expenses of the Administrative Agent and the Lenders) incurred by any of the Guarantied Parties in enforcing any rights under this Guaranty and (d) all present and future amounts that would become due but for the operation of any provision of Debtor Relief Laws, and all present and future accrued and unpaid interest,

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including, without limitation, all post-petition interest if the Borrower or any Guarantor voluntarily or involuntarily becomes subject to any Debtor Relief Laws (the items set forth in clauses (a), (b), (c) and (d) immediately above being herein referred to as the “Guarantied Obligations”). Upon failure of the Borrower to pay any of the Guarantied Obligations when due after the giving by the Administrative Agent and/or the Lenders of any notice and the expiration of any applicable cure period in each case provided for in the Credit Agreement and other Loan Documents (whether at stated maturity, by acceleration or otherwise), the Guarantors hereby further jointly and severally agree to promptly pay the same after the Guarantors’ receipt of notice from the Administrative Agent of the Borrower’s failure to pay the same, without any other demand or notice whatsoever, including without limitation, any notice having been given to any Guarantor of either the acceptance by the Guarantied Parties of this Guaranty or the creation or incurrence of any of the Guarantied Obligations. This Guaranty is an absolute guaranty of payment and performance of the Guarantied Obligations and not a guaranty of collection, meaning that it is not necessary for the Guarantied Parties, in order to enforce payment by the Guarantors, first or contemporaneously to accelerate payment of any of the Guarantied Obligations, to institute suit or exhaust any rights against any Loan Party, or to enforce any rights against any Collateral. Notwithstanding anything herein or in any other Loan Document to the contrary, in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if, as a result of applicable law relating to fraudulent conveyance or fraudulent transfer, including Section 548 of Bankruptcy Code or any applicable provisions of comparable state law (collectively, “Fraudulent Transfer Laws”), the obligations of any Guarantor under this Section 1 would otherwise, after giving effect to (a) all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and (b) to the value as assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights of subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to (i) applicable requirements of Law, (ii) Section 10 hereof or (iii) any other contractual obligations providing for an equitable allocation among such Guarantor and other Subsidiaries or Affiliates of the Borrower of obligations arising under this Guaranty or other guaranties of the Guarantied Obligations by such parties, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 1, then the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

     SECTION 2. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the Credit Agreement, the Revolving Notes and the other Loan Documents, without set-off or counterclaim, and regardless of any Applicable Law (as defined herein) now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto. For purposes hereof, “Applicable Law” means (a) in respect of any Person, all provisions of Laws applicable to such Person, and all orders and decrees of all courts and determinations of arbitrators applicable to such Person and (b) in respect of contracts made or performed in the State of Texas,

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“Applicable Law” shall also mean the laws of the United States of America, including, without limitation in addition to the foregoing, 12 USC Sections 85 and 86, as amended to the date hereof and as the same may be amended at any time and from time to time hereafter, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the laws of the State of Texas. The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

     (a) any lack of validity or enforceability of any provision of any other Loan Document or any other agreement or instrument relating to any Loan Document, or avoidance or subordination of any of the Guarantied Obligations;

     (b) any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Guarantied Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, the Credit Agreement, the Revolving Notes or any of the other Loan Documents;

     (c) any exchange, release or non-perfection of any lien on any collateral for, or any release of any other Loan Party or amendment or waiver of any term of any other guaranty of, or any consent to departure from any requirement of any other guaranty of, all or any of the Guarantied Obligations;

     (d) the absence of any attempt to collect any of the Guarantied Obligations from the Borrower or from any other Loan Party or any other action to enforce the same or the election of any remedy by any of the Guarantied Parties;

     (e) any waiver, consent, extension, forbearance or granting of any indulgence by any of the Guarantied Parties with respect to any provision of any other Loan Document;

     (f) the election by any of the Guarantied Parties in any proceeding under any Debtor Relief Law;

     (g) any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under any Debtor Relief Law; or

     (h) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Borrower or any other Guarantor other than payment or performance of the Guarantied Obligations.

     SECTION 3. Waiver.

     (a) Each Guarantor hereby (i) waives (A) promptness, diligence, and, except as otherwise provided herein, notice of acceptance and any and all other notices, except as otherwise expressly provided for in the Loan Documents, including, without limitation, notice of intent to accelerate and notice of acceleration, with respect to any of the Guarantied Obligations or this Guaranty, (B) any requirement that any of the Guarantied Parties protect, secure, perfect or insure any security interest in or other lien on any property subject thereto or exhaust any right

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or take any action against the Borrower or any other Person or any collateral, (C) the filing of any claim with a court in the event of receivership or bankruptcy of the Borrower or any other Person, (D) except as otherwise provided herein, protest or notice with respect to nonpayment of all or any of the Guarantied Obligations, (E) the benefit of any statute of limitation, (F) except as otherwise provided herein, all demands whatsoever (and any requirement that demand be made on the Borrower or any other Person as a condition precedent to such Guarantor’s obligations hereunder), (G) all rights by which any Guarantor might be entitled to require suit on an accrued right of action in respect of any of the Guarantied Obligations or require suit against the Borrower or any other Guarantor or Person, whether arising pursuant to Section 34.02 of the Texas Business and Commerce Code, as amended, Section 17.001 of the Texas Civil Practice and Remedies Code, as amended, Rule 31 of the Texas Rules of Civil Procedure, as amended, or otherwise, (H) any defense based upon an election of remedies by any Guarantied Party, or (I) notice of any events or circumstances set forth in clauses (a) through (h) of Section 2 hereof; and (ii) covenants and agrees that, except as otherwise agreed by the parties, this Guaranty will not be discharged except by complete payment and performance of the Guarantied Obligations and any other obligations of such Guarantor contained herein.

     (b) If, in the exercise of any of its rights and remedies in accordance with the provisions of Applicable Law, any of the Guarantied Parties shall forfeit any of its rights or remedies, including, without limitation, its right to enter a deficiency judgment against the Borrower or any other Person, whether because of any Applicable Law pertaining to “election of remedies” or the like, each Guarantor hereby consents to such action by such Guarantied Party and waives any claim based upon such action. Any election of remedies which, by reason of such election, results in the denial or impairment of the right of such Guarantied Party to seek a deficiency judgment against the Borrower shall not impair the obligation of such Guarantor to pay the full amount of the Guarantied Obligations or any other obligation of such Guarantor contained herein.

     (c) Each Guarantor agrees that notwithstanding the foregoing and without limiting the generality of the foregoing if, after the occurrence and during the continuance of an Event of Default, the Guarantied Parties are prevented by Applicable Law from exercising their respective rights to accelerate the maturity of the Guarantied Obligations, to collect interest on the Guarantied Obligations, or to enforce or exercise any other right or remedy with respect to the Guarantied Obligations, or the Administrative Agent is prevented from taking any action to realize on any collateral, such Guarantor agrees to pay to the Administrative Agent for the account of the Guarantied Parties, upon demand therefor, for application to the Guarantied Obligations, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Guarantied Parties.

     (d) Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and of each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations or any part thereof, that diligent inquiry would reveal. Each Guarantor hereby agrees that the Guarantied Parties shall have no duty to advise any Guarantor of information known to any of the Guarantied Parties regarding such condition or any such circumstance. In the event that any of the Guarantied Parties in its sole discretion undertakes at any time or from time to time to provide any such information to any Guarantor, such Guarantied Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which,

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Form of Subsidiary Guaranty

pursuant to accepted or reasonable banking or commercial finance practices, such Guarantied Party wishes to maintain as confidential, or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

     (e) Each Guarantor consents and agrees that the Guarantied Parties shall be under no obligation to marshal any assets in favor of any Guarantor or otherwise in connection with obtaining payment of any or all of the Guarantied Obligations from any Person or source.

     SECTION 4. Representations and Warranties. Each Guarantor hereby represents and warrants to the Guarantied Parties that the representations and warranties set forth in Article VI of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects in the manner specified in the Credit Agreement and the Guarantied Parties shall be entitled to rely on each of them as if they were fully set forth herein.

     SECTION 5. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by any Guarantor herefrom shall in any event be effective unless the same shall be in writing, approved by the Required Lenders (or by all the Lenders where the approval of each Lender is required under the Credit Agreement) and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 6. Addresses for Notices. All notices and other communications provided for hereunder shall be effectuated in the manner provided for in Section 11.2 of the Credit Agreement, provided that if a notice or communication hereunder is sent to a Guarantor, said notice shall be addressed to such Guarantor, in care of the Borrower at the Borrower’s then current address (or facsimile number) for notice under the Credit Agreement.

     SECTION 7. No Waiver; Remedies.

     (a) No failure on the part of any Guarantied Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law or any of the other Loan Documents.

     (b) No waiver by the Guarantied Parties of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by any of the Guarantied Parties permitted hereunder shall in way affect or impair any of the rights of the Guarantied Parties or the obligations of any Guarantor under this Guaranty or under any of the other Loan Documents, except as specifically set forth in any such waiver. Any determination by a court of competent jurisdiction of the amount of any principal and/or interest or other amount constituting any of the Guarantied Obligations shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made provided that the Borrower was so a party.

     SECTION 8. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, each of the Guarantied Parties is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law,

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to set-off and apply any and all deposits (general or special (except trust and escrow accounts), time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Guarantied Party to or for the credit or the account of each Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not such Guarantied Party shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured; provided, however, such Guarantied Party shall promptly notify such Guarantor and the Borrower after such set-off and the application made by such Guarantied Party. The rights of each Guarantied Party under this Section 8 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Guarantied Party may have.

     SECTION 9. Continuing Guaranty; Transfer of Revolving Notes. This Guaranty (a)(i) is a continuing guaranty and shall remain in full force and effect until the date upon which all of the Guarantied Obligations are paid in full, the Commitments are terminated and all Letters of Credit have expired (the “Release Date”) and (ii) binding upon each Guarantor, its permitted successors and assigns, and (b) inures to the benefit of and be enforceable by the Guarantied Parties and their respective successors, permitted transferees, and permitted assigns. Without limiting the generality of the foregoing clause (b), each of the Guarantied Parties may assign or otherwise transfer any Revolving Note held by it or the Guarantied Obligations owed to it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Guarantied Party herein or otherwise with respect to such of the Revolving Notes and the Guarantied Obligations so transferred or assigned, subject, however, to compliance with the provisions of Section 11.9 of the Credit Agreement in respect of assignments. No Guarantor may assign any of its obligations under this Guaranty without first obtaining the written consent of the Lenders as set forth in the Credit Agreement.

     SECTION 10. Reimbursement. To the extent that any Guarantor shall be required hereunder to pay a portion of the Guarantied Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Loans and the Letters of Credit and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guarantied Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors at the date enforcement is sought hereunder, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such other Guarantors at the date enforcement hereunder is sought. Notwithstanding anything to the contrary, each Guarantor agrees that the Guarantied Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing its guaranty herein or effecting the rights and remedies of the Guarantied Parties hereunder. This Section 10 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 10 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay to the Guarantied Parties the Guarantied Obligations as and when the same shall become due and payable in accordance with the terms hereof.

     SECTION 11. Reinstatement. This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of

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Form of Subsidiary Guaranty

any Loan Party’s assets, and shall, to the fullest extent permitted by Applicable Law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guarantied Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligees of the Guarantied Obligations or such part thereof, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guarantied Obligations shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

     SECTION 12. GOVERNING LAW.

     (a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT EACH PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     (b) The parties hereto agree that Chapter 346 (other than 346.004) of the Texas Finance Code (which regulates certain revolving credit accounts and revolving tri-party accounts) shall not apply to Loans under this Guaranty.

     (c) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY, TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS (DALLAS DIVISION), AND BY EXECUTION, DELIVERY AND ACCEPTANCE OF THIS GUARANTY, EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

     SECTION 13. Waiver of Jury Trial. EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY (OR BY ACCEPTANCE HEREOF) EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY ONE OR MORE OF EACH GUARANTOR, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR

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Form of Subsidiary Guaranty

OTHERWISE; AND EACH OF THE GUARANTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY OF THE GUARANTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     SECTION 14. Section Titles. The Section titles contained in this Guaranty are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Guaranty.

     SECTION 15. Execution in Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Guaranty.

     SECTION 16. Miscellaneous. All references herein to the Borrower or to any Guarantor shall include their respective successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession of or for the Borrower or such Guarantor. All references to the singular shall be deemed to include the plural where the context so requires.

     SECTION 17. Subrogation and Subordination.

     (a) Subrogation. Notwithstanding any reference to subrogation contained herein to the contrary, until the Release Date, each Guarantor hereby irrevocably waives any claim or other rights which it may have or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of any Lender against the Borrower or any collateral which any Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statutes or common law, including without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Guarantied Obligations shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Lenders, and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section 17 is knowingly made in contemplation of such benefits.

     (b) Subordination. With respect to each Guarantor, all debt and other liabilities of the Borrower or any other Loan Party to such Guarantor (“Loan Party Debt”) are expressly subordinate and junior to the Guarantied Obligations and any instruments evidencing the Guarantied Obligations to the extent provided below.

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Form of Subsidiary Guaranty

     (i) Until the Release Date, each Guarantor agrees that it will not request, demand, accept, or receive (by set-off or other manner) any payment amount, credit or reduction of all or any part of the amounts owing under the Loan Party Debt or any security therefor, except as specifically allowed pursuant to clause (ii) below;

     (ii) Notwithstanding the provisions of clause (i) above, the Borrower and each other Loan Party may pay to such Guarantor and such Guarantor may request, demand, accept and receive and retain from the Borrower payments, credits or reductions of all or any part of the amounts owing under the Loan Party Debt or any security therefor on the Loan Party Debt, provided that the Borrower’s and other Loan Party’s right to pay and such Guarantor’s right to receive any such amount shall automatically and be immediately suspended and cease (A) upon the occurrence and during the continuance of an Event of Default or (B) if, after taking into account the effect of such payment, an Event of Default would occur and be continuing. Such Guarantor’s right to receive amounts under this clause (ii) (including any amounts which theretofore may have been suspended) shall automatically be reinstated at such time as the Event of Default which was the basis of such suspension has been cured or waived (provided that no subsequent Event of Default has occurred) or such earlier date, if any, as the Administrative Agent gives notice to the Guarantors of reinstatement by the Required Lenders, in the Required Lenders’ sole discretion;

     (iii) If any Guarantor receives any payment on the Borrower Debt in violation of this Guaranty, such Guarantor will hold such payment in trust for the Lenders and will immediately deliver such payment to the Administrative Agent; and

     (iv) In the event of the commencement or joinder of any suit, action or proceeding of any type (judicial or otherwise) or proceeding under any Debtor Relief Law against the Borrower or any other Loan Party (an “Insolvency Proceeding”) and subject to court orders issued pursuant to the Bankruptcy Code, the Guarantied Obligations shall first be paid, discharged and performed in full before any payment or performance is made upon the Loan Party Debt notwithstanding any other provisions which may be made in such Insolvency Proceeding. In the event of any Insolvency Proceeding, each Guarantor will at any time prior to the Release Date (A) file, at the request of any Guarantied Party, any claim, proof of claim or similar instrument necessary to enforce the Borrower’s or such other Loan Party’s obligation to pay the Loan Party Debt, and (B) hold in trust for and pay to the Guarantied Parties any and all monies, obligations, property, stock dividends or other assets received in any such proceeding on account of the Loan Party Debt in order that the Guarantied Parties may apply such monies or the cash proceeds of such other assets to the Guarantied Obligations.

     SECTION 18. Guarantor Insolvency. Should any Guarantor voluntarily seek, consent to, or acquiesce in the benefits of any Debtor Relief Law or become a party to or be made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant) that could suspend or otherwise adversely affect the rights of any Guarantied Party granted hereunder, then, the obligations of such Guarantor under this Guaranty shall be, as between such Guarantor and such Guarantied Party, a fully-matured, due, and payable obligation of such Guarantor to such Guarantied Party (without regard to whether there is an Event of Default under the Credit Agreement or whether any part of the Guarantied Obligations is then

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Form of Subsidiary Guaranty

due and owing by the Borrower to such Guarantied Party), payable in full by such Guarantor to such Guarantied Party upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.

     SECTION 19. Rate Provision. It is not the intention of any Guarantied Party to make an agreement violative of the laws of any applicable jurisdiction relating to usury. Regardless of any provision in this Guaranty, no Guarantied Party shall ever be entitled to contract, charge, receive, collect or apply, as interest on the Guarantied Obligations, any amount in excess of the Maximum Rate. In no event shall any Guarantor be obligated to pay any amount in excess of the Maximum Rate. If from any circumstance the Administrative Agent or any Guarantied Party shall ever receive, collect or apply anything of value deemed excess interest under Applicable Law, an amount equal to such excess shall be applied to the reduction of the principal amount of outstanding Revolving Loans, Swing Line Loans and L/C Borrowings, and any remainder shall be promptly refunded to the payor. In determining whether or not interest paid or payable with respect to the Guarantied Obligations, under any specified contingency, exceeds the Maximum Rate, the Guarantors and the Guarantied Parties shall, to the maximum extent permitted by Applicable Law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such Guarantied Obligations so that the interest paid on account of such Guarantied Obligations does not exceed the Maximum Rate and/or (c) allocate interest between portions of such Guarantied Obligations; provided that if the Guarantied Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the Guarantied Parties shall refund to the payor the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, no Guarantied Party shall be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the Maximum Rate.

     SECTION 20. Guarantor’s Covenants. Guarantor covenants to and agrees with Administrative Agent and Lenders that as long as the Guaranteed Obligations or any part thereof is outstanding or any Lender has any commitment under the Credit Agreement, Guarantor will comply with all covenants set forth in the Credit Agreement specifically applicable to Guarantor, the terms of which are incorporated herein by reference.

     SECTION 21. Severability. Any provision of this Guaranty which is for any reason prohibited or found or held invalid or unenforceable by any court or governmental agency shall be ineffective to the extent of such prohibition or invalidity or unenforceability, without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

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Form of Subsidiary Guaranty

     SECTION 22. ENTIRE AGREEMENT. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS. OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

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Form of Subsidiary Guaranty

     IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer on the date first above written.

EWC GP CORP.

By:

Name:

Title:

EWC LP CORP.

By:

Name:

Title:

EWC AVIATION CORP.

By:

Name:

Title:

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Form of Subsidiary Guaranty

Schedule 6.7

Subsidiary Information

State of
	Incorporation	Authorized	Outstanding
	/Formation	Capital	Capital	Ownership
Encore Wire Limited	Texas	N/A	N/A	99% EWC LP Corp.

EWC GP Corp.	Delaware	1,000 shares of Common Stock, par value $.01	1,000 shares of Common Stock, par value $.01	1% EWC GP Corp. 100% by Encore Wire Corporation

EWC LP Corp.	Delaware	1,000 shares of Common Stock, par value $.01	1,000 shares of Common Stock, par value $.01	100% by Encore Wire Corporation

EWC Aviation Corp.	Texas	50,000 shares of Common Stock, par value $.01	1,000 share of Common Stock, par value $.01	100% by Encore Wire Corporation

Schedule 6.12

Pending Litigation

     None.

Schedule 6.15

Tax Returns or Filings

     None.

Schedule 11.2

Addresses for Notices

Borrower:

Encore Wire Limited
1410 Millwood Road, P.O. Box 1149
McKinney, Texas 75069-0545
Telecopy: 972-562-4744
Telephone: 972-562-9473
Attention: Frank Bilban

Agent:

Bank of America, N.A.
231 S LA SALLE ST, 8th Floor
CHICAGO IL 60604
Attn: Rosanne Parsill

Issuing Bank:

Bank of America, N.A.
Trade Operations-Los Angeles #22621
333 S. Beaudry Avenue, 19th Floor
Mail Code: CA9-703-19-23
Los Angeles, CA 90017-1466
Attention: Sandra Leon

Vice President
Telephone: 213.345.5231
Telecopier: 213.345.6694
Electronic Mail: Sandra.Leon@bankofamerica.com